Exhibit 99.1

Item 8. - Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Amcor plc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Amcor plc and its subsidiaries (the “Company”) as of June 30, 2019, and the related consolidated statement of income, comprehensive income, cash flows and equity for the year then ended, including the related notes and financial statement schedule of valuation and qualifying accounts and reserves listed in the index appearing under Item 15(a)(2) for the year ended June 30, 2019 (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2019, and the results of its operations and its cash flows for the year ended June 30, 2019 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers AG
Zürich, Switzerland
September 3, 2019, except for Note 24 to the consolidated financial statements, as to which the date is

March 9, 2020

We have served as the Company's auditor since 2019.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Amcor plc

Opinion on the Financial Statements

We have audited the consolidated balance sheet of Amcor plc (formerly known as Amcor Limited) and its subsidiaries (the “Company’) as of June 30, 2018, and the related consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of equity, and consolidated statements of cash flows for each of the two years in the period ended June 30, 2018, including the related notes and financial statement schedule of valuation and qualifying accounts and reserves listed in the index appearing under Item 15(a)(2) for the years ended June 30, 2018 and 2017 (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2018, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2018 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers
Melbourne, Australia
December 14, 2018, except for Note 24 to the consolidated financial statements, as to which the date is

March 9, 2020

We served as the Company's auditor from 2008 to 2018.

Amcor plc and Subsidiaries

Consolidated Statement of Income

(in millions, except per share data)

For the years ended June 30,	2019	2018	2017
Net sales	$9,458.2	$9,319.1	$9,101.0
Cost of Sales	(7,659.1)	(7,462.3)	(7,189.2)

Gross profit	1,799.1	1,856.8	1,911.8

Operating expenses:
Selling, general, and administrative expenses	(999.0)	(793.2)	(850.2)
Research and development expenses	(64.0)	(72.7)	(69.1)
Restructuring and related expenses	(130.8)	(40.2)	(143.2)
Other income, net	186.4	43.2	66.8

Operating income	791.7	993.9	916.1

Interest income	16.8	13.1	12.2
Interest expense	(207.9)	(210.0)	(190.9)
Other non-operating income (loss), net	3.5	(74.1)	(21.6)

Income from continuing operations before income taxes and equity in income (loss) of affiliated companies	604.1	722.9	715.8

Income tax expense	(171.5)	(118.8)	(148.9)
Equity in income (loss) of affiliated companies, net of tax	4.1	(17.5)	14.1

Income from continuing operations	436.7	586.6	581.0

Income (loss) from discontinued operations, net of tax	0.7	—	—

Net income	$437.4	$586.6	$581.0

Net (income) loss attributable to non-controlling interests	(7.2)	(11.4)	(17.0)

Net income attributable to Amcor plc	$430.2	$575.2	$564.0

Basic earnings per share:
Income from continuing operations	$0.36	$0.50	$0.49
Income from discontinued operations	—	—	—
Net income	$0.36	$0.50	$0.49

Diluted earnings per share:
Income from continuing operations	$0.36	$0.49	$0.48
Income from discontinued operations	—	—	—
Net income	$0.36	$0.49	$0.48

See accompanying notes to consolidated financial statements.

Amcor plc and Subsidiaries

Consolidated Statement of Comprehensive Income

(in millions)

For the years ended June 30,	2019	2018	2017
Net income	$437.4	$586.6	$581.0
Other comprehensive income (loss):
Net gains (losses) on cash flow hedges, net of tax (a)	(3.6)	(2.0)	6.5
Foreign currency translation adjustments, net of tax (b)	60.5	43.2	(112.4)
Net investment hedge of foreign operations, net of tax (c)	(11.2)	—	—
Pension, net of tax (d)	(59.0)	27.6	103.4
Other comprehensive income (loss)	(13.3)	68.8	(2.5)
Total comprehensive income	424.1	655.4	578.5
Comprehensive (income) loss attributable to non-controlling interest	(7.8)	(10.6)	(17.0)
Comprehensive income attributable to Amcor plc	$416.3	$644.8	$561.5

(a) Tax (expense) benefit related to cash flow hedges	$1.8	$0.6	$(0.9)
(b) Tax (expense) benefit related to foreign currency translation adjustments	$(2.8)	$(15.3)	$(2.7)
(c) Tax (expense) benefit related to net investment hedge of foreign operations	$5.4	$—	$—
(d) Tax (expense) benefit related to pension adjustments	$13.3	$(6.9)	$(16.3)

See accompanying notes to consolidated financial statements.

Amcor plc and Subsidiaries

Consolidated Balance Sheet

(in millions)

As of June 30,	2019	2018
Assets
Current assets:
Cash and cash equivalents	$601.6	$620.8
Trade receivables, net	1,864.3	1,379.0
Inventories	1,953.8	1,358.8
Prepaid expenses and other current assets	374.3	261.7
Assets held for sale	416.1	—
Total current assets	5,210.1	3,620.3
Non-current assets:
Investments in affiliated companies	98.9	116.3
Property, plant and equipment, net	3,975.0	2,698.5
Deferred tax assets	190.9	70.7
Other intangible assets, net	2,306.8	324.8
Goodwill	5,156.0	2,056.6
Employee benefit assets	40.2	52.5
Other non-current assets	187.1	117.8
Total non-current assets	11,954.9	5,437.2
Total assets	$17,165.0	$9,057.5
Liabilities
Current liabilities:
Current portion of long-term debt	$5.4	$984.1
Short-term debt	788.8	1,173.8
Trade payables	2,303.4	1,861.0
Accrued employee costs	378.4	269.3
Other current liabilities	1,044.9	767.0
Liabilities held for sale	20.9	—
Total current liabilities	4,541.8	5,055.2
Long-term debt, less current portion	5,309.0	2,690.4
Deferred tax liabilities	1,011.7	147.5
Employee benefit obligations	386.8	286.3
Other non-current liabilities	241.0	182.7
Total liabilities	11,490.3	8,362.1

Commitments and contingencies (See Note 19)

Shareholders' Equity
Amcor plc shareholders’ equity:
Ordinary shares ($0.01 and no par value, respectively):
Authorized (9,000.0 and 1,158.1 shares, respectively)
Issued (1,625.9 and 1,157.2 shares, respectively)	16.3	—
Additional paid-in capital	6,007.5	784.4
Retained earnings	323.7	561.4
Accumulated other comprehensive income (loss)	(722.4)	(708.5)
Treasury shares (1.4 and 0.9 shares, respectively)	(16.1)	(10.7)
Total Amcor plc shareholders' equity	5,609.0	626.6
Non-controlling interest	65.7	68.8
Total shareholders' equity	5,674.7	695.4
Total liabilities and shareholders' equity	$17,165.0	$9,057.5

See accompanying notes to consolidated financial statements.

Amcor plc and Subsidiaries

Consolidated Statement of Cash Flows

(in millions)

For the years ended June 30,	2019	2018	2017
Cash flows from operating activities:
Net income	$437.4	$586.6	$581.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and impairment	453.0	357.1	374.2
Net periodic benefit cost	12.5	7.7	80.2
Amortization of debt discount and deferred financing costs	5.8	5.1	5.0
Amortization of deferred gain on sale and leasebacks	(7.0)	(4.4)	(1.9)
Net gain on disposal of property, plant and equipment	(16.0)	(18.2)	(9.8)
Remeasurement gain on purchase of subsidiary	—	—	(18.6)
Gain on disposal of U.S. plants	(159.1)	—	—
Equity in (income) loss of affiliated companies	(4.1)	17.5	(14.1)
Net foreign exchange (gain) loss	(5.1)	85.9	(35.3)
Share-based compensation	18.6	21.0	26.5
Other, net	(77.9)	0.4	(5.1)
Loss on transition to highly inflationary accounting for Argentine subsidiaries	30.2	—	—
Deferred income taxes, net	72.8	(73.5)	(29.1)
Dividends received from affiliated companies	8.3	8.7	6.9
Changes in operating assets and liabilities, excluding effect of acquisitions, divestitures, and currency:
Trade receivables	(83.7)	0.7	(13.2)
Inventories	3.2	(95.0)	(48.1)
Prepaid expenses and other current assets	(52.0)	(10.0)	(21.4)
Trade payables	120.5	137.0	137.5
Other current liabilities	97.6	(68.2)	(22.3)
Accrued employee costs	(32.4)	(53.9)	(5.1)
Employee benefit obligations	(25.1)	(36.4)	(68.5)
Other, net	(21.4)	3.3	(9.9)
Net cash provided by operating activities	776.1	871.4	908.9
Cash flows from investing activities:
(Issuance)/repayment of loans to/from affiliated companies	(0.5)	(0.7)	—
Investments in affiliated companies	—	(13.2)	—
Business acquisitions, net of cash acquired	41.9	—	(335.6)
Purchase of property, plant and equipment and other intangible assets	(332.2)	(365.0)	(379.3)
Proceeds from sale of affiliated companies and subsidiaries	216.3	—	—
Proceeds from sales of property, plant and equipment and other intangible assets	84.7	137.0	82.9
Net cash (used in) provided by investing activities	10.2	(241.9)	(632.0)
Cash flows from financing activities:
Proceeds from issuance of shares	19.3	28.1	23.8
Settlement of forward contracts	(28.2)	(39.0)	(43.6)
Purchase of treasury shares	(20.2)	(35.7)	(40.2)
Net contribution of non-controlling interest	3.6	(0.1)	(0.6)
Proceeds from issuance of long-term debt	7,418.7	4,538.9	3,959.5
Repayment of long-term debt	(7,855.7)	(4,660.0)	(3,745.1)
Net borrowing/(repayment) of short-term debt	379.2	155.4	114.0
Repayment of lease liabilities	(1.9)	(3.5)	(1.7)
Dividends paid	(679.7)	(526.8)	(489.1)
Net cash used in financing activities	(764.9)	(542.7)	(223.0)

Effect of exchange rates on cash, cash equivalents and restricted cash	1.0	(27.5)	(8.1)
Cash and cash equivalents classified as held for sale assets	(41.6)	—	—

Net increase (decrease) in cash, cash equivalents and restricted cash	(19.2)	59.3	45.8
Cash and cash equivalents balance at beginning of year	620.8	561.5	515.7

Cash and cash equivalents balance at end of year	$601.6	$620.8	$561.5

Interest paid, net of amounts capitalized	$219.8	$209.4	$188.0
Income taxes paid	$147.7	$149.7	$160.2

See accompanying notes to consolidated financial statements.

Amcor plc and Subsidiaries

Consolidated Statement of Equity

(in millions)

	Ordinary Shares	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Shares	Non- controlling Interest	Total
Balance as of June 30, 2016	$—	$845.3	$418.7	$(775.6)	$(21.5)	$61.6	$528.5

Net income (loss)			564.0			17.0	581.0
Other comprehensive income (loss)				(2.5)		—	(2.5)
Dividends declared ($0.42 per share)			(480.7)			(8.4)	(489.1)
Options exercised and shares vested		(74.9)			97.2		22.3
Forward contracts entered to purchase own equity to meet share base incentive plans, net of tax		(38.1)					(38.1)
Settlement of forward contracts to purchase own equity to meet share based incentive plans, net of tax		43.6			(43.6)		—
Purchase of treasury shares					(40.2)		(40.2)
Share-based compensation expense		26.5					26.5
Change in non-controlling interest			(0.2)			(0.6)	(0.8)
Balance as of June 30, 2017	—	802.4	501.8	(778.1)	(8.1)	69.6	587.6

Net income (loss)			575.2			11.4	586.6
Other comprehensive income (loss)				69.6		(0.8)	68.8
Dividends declared ($0.45 per share)			(515.6)			(11.3)	(526.9)
Options exercised and shares vested		(48.9)			75.5		26.6
Forward contracts entered to purchase own equity to meet share base incentive plans, net of tax		(26.5)					(26.5)
Settlement of forward contracts to purchase own equity to meet share based incentive plans, net of tax		39.0			(39.0)		—
Purchase of treasury shares					(39.1)		(39.1)
Share-based compensation expense		18.4					18.4
Change in non-controlling interest			—			(0.1)	(0.1)
Balance as of June 30, 2018	—	784.4	561.4	(708.5)	(10.7)	68.8	695.4

Net income (loss)			430.2			7.2	437.4
Other comprehensive income (loss)				(13.9)		0.6	(13.3)
Dividends declared ($0.58 per share)			(666.1)			(13.6)	(679.7)
Options exercised and shares vested		(19.7)			41.5		21.8
Net shares issued	11.6	(11.6)					—
Forward contracts entered to purchase own equity to meet share base incentive plans, net of tax		(11.0)					(11.0)
Settlement of forward contracts to purchase own equity to meet share based incentive plans, net of tax		25.1			(25.1)		—
Purchase of treasury shares					(21.8)		(21.8)
Acquisition of Bemis Company, Inc.	4.7	5,224.9					5,229.6
Share-based compensation expense		15.4					15.4
Change in non-controlling interest			(1.8)			2.7	0.9
Balance as of June 30, 2019	$16.3	$6,007.5	$323.7	$(722.4)	$(16.1)	$65.7	$5,674.7

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1 - Business Description

Amcor plc ("Amcor" or the "Company") is a holding company incorporated under the name Arctic Jersey Limited as a limited company incorporated under the laws of the Bailiwick of Jersey in July, 2018, in order to effect the Company's combination with Bemis Company, Inc. On October 10, 2018, Arctic Jersey Limited was renamed "Amcor plc" and became a public limited company incorporated under the Laws of the Bailiwick of Jersey.

The Company develops and produces a broad range of packaging products including flexible packaging, rigid containers, specialty cartons, and closures.

On June 11, 2019, the Company completed its acquisition of Bemis Company, Inc ("Bemis"). The combination of Amcor and Bemis has created a global packaging leader that employs approximately 50,000 individuals and has 250 manufacturing facilities in more than 40 countries. See Note 4, "Acquisitions," for more information on the Bemis acquisition.

The Company's business activities are organized around two reporting segments, Flexible Packaging and Rigid Packaging. The Company has a globally diverse operating footprint, selling to customers in Europe, North America, Latin America, Africa and the Asia Pacific regions. The Company's sales are widely diversified, with the majority of sales made to the food, beverage, pharmaceutical, medical device, home and personal care, and other consumer goods end markets. All markets are considered to be highly competitive as to price, innovation, quality and service.

Note 2 - Significant Accounting Policies

Basis of Presentation and Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All intercompany transactions and balances have been eliminated. The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Business Combinations: The Company uses the acquisition method of accounting, which requires separate recognition of assets acquired and liabilities assumed from goodwill, at the acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the fair value of any non-controlling interests in the acquiree over the net of the acquisition date fair values of the assets acquired and liabilities assumed. During the measurement period, which may be up to one year from the acquisition date, the Company has the ability to record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in the consolidated income statement.

Discontinued Operations Presentation: The consolidated financial statements and related notes reflect the three plants in Europe acquired as part of the Bemis acquisition as a discontinued operation (see Note 5, "Discontinued Operations") as the Company agreed to divest of these plants as a condition of approval from the European Commission.

Estimates and Assumptions Required: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

These estimates are based on historical experience and various assumptions believed to be reasonable under the circumstances. Management evaluates these estimates on an ongoing basis and adjusts or revises the estimates as circumstances change. As future events and their impacts cannot be determined with precision, actual results may differ from these estimates. In the opinion of management, the consolidated financial statements reflect all adjustments necessary to fairly present the results of the periods presented.

Translation of Foreign Currencies: The reporting currency of the Company is the U.S. dollar. The functional currency of the Company’s subsidiaries is generally the local currency of such entity. Transactions in currencies other than the functional currency of the entity are recorded at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities in currencies other than the entity’s functional currency are remeasured at the exchange rate as of the balance sheet date to the entity’s functional currency. Foreign currency transaction gains and losses related to short-term and long-term debt are recorded in other non-operating income (loss), net in the consolidated income statements. The Company recorded such foreign currency transaction net gains (losses) of $1.1 million, $(82.7) million and $40.7 million during the years ended June 30, 2019, 2018 and 2017, respectively. All other foreign currency transaction gains and losses are recorded in other income, net in the consolidated income statements. These foreign currency transaction net gains (losses) amounted to $8.9 million, $1.0 million and $1.0 million during the years ended June 30, 2019, 2018 and 2017, respectively.

Upon consolidation, the results of operations of subsidiaries whose functional currency is other than the reporting currency of the Company are translated using average exchange rates in effect during each year. Assets and liabilities of operations with a functional currency other than the U.S. dollar are translated at the exchange rate as of the balance sheet date, while equity balances are translated at historical rates. Translation gains and losses are reported in accumulated other comprehensive income (loss) as a component of shareholders’ equity.

Revenue Recognition: The Company generates revenue by providing its customers with flexible and rigid packaging serving a variety of markets including food, consumer products and healthcare end markets. The Company enters into a variety of agreements with customers, including quality agreements, pricing agreements and master supply agreements which outline the terms under which the Company does business with a specific customer. The Company also sells to some customers solely based on purchase orders. The Company has concluded for the vast majority of its revenues, that its contracts with customers are either a purchase order or the combination of a purchase order with a master supply agreement. All revenue recognized in the income statement is considered to be revenue from contracts with customers.

The Company typically satisfies the obligation to provide packaging to customers at a point in time upon shipment when control is transferred to customers. Revenue is recognized net of allowances for returns and customer claims and any taxes collected from customers, which are subsequently remitted to governmental authorities. The Company does not have any material contract assets or contract liabilities. The Company disaggregates revenue based on geography. Disaggregation of revenue is presented in Note 20, "Segments".

Significant Judgments

Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. The Company identified potential performance obligations in its customer master supply agreements and determined that none of them are capable of being distinct as the customer can only benefit from the supplied packaging. Therefore, the Company has concluded that it has one performance obligation to supply packaging to customers.

The Company may provide variable consideration in several forms which are determined through its agreements with customers. The Company can offer prompt payment discounts, sales rebates or other incentive payments to customers. Sales rebates and other incentive payments are typically awarded upon achievement of certain performance metrics, including volume. The Company accounts for variable consideration using the most likely amount method. The Company utilizes forecasted sales data and rebate percentages specific to each customer agreement and updates its judgment of the amounts to which the customer is entitled each period.

The Company enters into long term agreements with certain customers, under which it is obligated to make various up-front payments for which it expects to receive a benefit in excess of the cost over the term of the contract. These up-front payments are deferred and reflected in prepaid expenses and other current assets or other non-current assets on its consolidated balance sheet. Contract incentives are typically recognized as a reduction to revenue over the term of the customer agreement.

Practical Expedients

The Company sells primarily through its direct sales force. Any external sales commissions are expensed when incurred because the amortization period would be one year or less. External sales commission expense is included in selling, general and administrative expense in the consolidated statement of income.

The Company accounts for shipping and handling activities as fulfillment costs. Accordingly, shipping and handling costs are classified as a component of cost of products sold while amounts billed to customers are classified as a component of net sales.

The Company excluded from the measurement of the transaction price all taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue producing transaction and collected from the customer, including sales taxes, value added taxes, excise taxes and use taxes. Accordingly, the tax amounts are not included in net sales.

The Company will not adjust the promised consideration for the time value of money for contracts where the difference between the time of payment and performance is one year or less.

Research and Development: Research and development expenditures are expensed as incurred.

Restructuring Costs: Restructuring costs are recognized when the liability is incurred. The Company calculates severance obligations based on its standard customary practices. Accordingly, the Company records provisions for severance when probable and estimable and the Company has committed to the restructuring plan. In the absence of a standard customary practice or established local practice, liabilities for severance are recognized when incurred. If fixed assets are to be disposed of as a result of the Company’s restructuring efforts, the assets are written off when the Company commits to dispose of them and they are no longer in use. Depreciation is accelerated on fixed assets for the period of time the asset continues to be used until the asset ceases to be used. Other restructuring costs, including costs to relocate equipment, are generally recorded as the cost is incurred or the service is provided.

Cash and Cash Equivalents: The Company considers all highly liquid temporary investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents include certificates of deposit that can be readily liquidated without penalty at the Company’s option. Cash equivalents are carried at cost which approximates fair market value.

Trade Receivables, Net: Trade accounts receivable, net, are stated at the amount the Company expects to collect, which is net of an allowance for sales returns and the estimated losses resulting from the inability of its customers to make required payments. When determining the collectability of specific customer accounts, a number of factors are evaluated, including: customer creditworthiness, past transaction history with the customer and changes in customer payment terms or practices. In addition, overall historical collection experience, current economic industry trends and a review of the current status of trade accounts receivable are considered when determining the required allowance for doubtful accounts. The Company has an allowance for doubtful accounts of $34.4 million and $16.9 million recorded at June 30, 2019 and 2018, respectively, in trade receivables, net, on the consolidated balance sheet. The current year expense to adjust the allowance for doubtful accounts is recorded within selling, general and administrative expenses in the consolidated statement of income.

The Company enters into factoring arrangements from time to time to sell trade receivables to third-party financial institutions. Sales of receivables are accounted for in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 860, Transfers and Servicing ("ASC 860"). Agreements which result in true sales of the transferred receivables, as defined in ASC 860, which occur when receivables are transferred without recourse to the Company, are reflected as a reduction of trade receivables, net on the consolidated balance sheets and the proceeds are included in the cash flows from operating activities in the consolidated statements of cash flows. Agreements that allow the Company to maintain effective control over the transferred receivables and which do not qualify as a true sale, as defined in ASC 860, are accounted for as secured borrowings and recorded in the consolidated balance sheets within trade receivables, net and short-term debt. The expenses associated with receivables factoring are recorded in the consolidated income statements within interest expense. As of June 30, 2019, $24.7 million of trade receivables were factored qualifying as a true sale and the associated discount on sale was not significant. Factored receivables not qualifying as a true sale were accounted for as secured borrowings. As of June 30, 2018, none of the factoring arrangements the Company entered into qualified as true sales and thus were accounted for as secured borrowings. As of June 30, 2019 and 2018, amounts factored recorded under trade receivables, net and short-term debt, were $152.7 million and $335.6 million, respectively.

Inventories: Inventories are valued at the lower of cost, as determined by the first-in, first-out ("FIFO") method, or net realizable value. Inventory values using the FIFO method of accounting approximate replacement cost. Inventories are summarized at June 30, as follows:

(in millions)	2019	2018
Raw materials and supplies	$864.6	$640.8
Work in process	348.9	200.9
Finished goods	832.0	573.0
Less: inventory reserves	(91.7)	(55.9)
Total inventories (1)	$1,953.8	$1,358.8

(1)	Increase primarily attributable to the acquisition of Bemis Company. Refer to Note 4, "Acquisitions," for more information about the Company's acquisition of Bemis.

Property, Plant and Equipment, Net: Property, plant and equipment ("PP&E"), net is carried at cost less accumulated depreciation and impairment and includes expenditures for new facilities and equipment and those costs which substantially increase the useful lives or capacity of existing PP&E. Cost of constructed assets includes capitalized interest incurred during the construction period. Maintenance and repairs that do not improve efficiency or extend economic life are expensed as incurred.

PP&E is depreciated using the straight-line method over the estimated useful lives of assets or, in the case of leasehold improvements and leased assets, over the period of the lease or useful life of the asset, whichever is shorter, as described below. The Company periodically reviews these estimated useful lives and, when appropriate, changes are made prospectively.

Leasehold land	Over lease term
Land improvements	Shorter of lease term or 20 - 33 years
Buildings	14 - 40 years
Plant and equipment	3 - 25 years
Capital leases	Shorter of lease term or 5 - 25 years

For tax purposes, the Company generally uses accelerated methods of depreciation. The tax effect of the difference between book and tax depreciation has been provided for as deferred income taxes.

Impairment of Long-lived Assets: The Company reviews long-lived assets, primarily PP&E and certain identifiable intangible assets with finite lives, for impairment when facts or circumstances indicate the carrying amount of an asset or asset group may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the carrying values are reduced to the estimated fair value. Fair values are determined based on quoted market values, discounted cash flows or external appraisals, as applicable.

Impairment losses recognized in the consolidated income statement were as follows:

	Years ended June 30,
(in millions)	2019	2018	2017
Selling, general and administrative expenses (SG&A)	$47.7	$0.4	$—
Restructuring related costs	27.4	4.0	22.4
Total impairment losses recognized in the consolidated income statements	$75.1	$4.4	$22.4

Goodwill: Goodwill represents the excess of cost over the fair value of net assets acquired in a business combination. Goodwill is not amortized, but instead tested annually or whenever events and circumstances indicate an impairment may have occurred during the year. Among the factors that could trigger an impairment review are a reporting unit’s operating results significantly declining relative to its operating plan or historical performance, and competitive pressures and changes in the general markets in which it operates.

All goodwill is assigned to a reporting unit, which is defined as the operating segment, or one level below the operating segment. The Company has 5 reporting units with goodwill that are assessed for potential impairment.

In performing the required impairment tests, the Company has the option to first assess qualitative factors to determine if it is necessary to perform a quantitative assessment for goodwill impairment. If the qualitative assessment concludes that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying value, a quantitative assessment is performed. A quantitative assessment primarily consists of a present value (discounted cash flow) method to determine the fair value of the reporting units with goodwill. The Company performs its annual impairment analysis in the fourth quarter of each year.

A qualitative impairment analysis was performed on all reporting units for the fiscal year ended 2019, while a quantitative analysis was performed for fiscal years ended 2018 and 2017. The analysis concluded that goodwill was not impaired.

Other Intangible Assets, Net: Contractual or separable intangible assets that have finite useful lives are amortized against income using the straight-line method over their estimated useful lives, with original periods ranging from one to 20 years. The straight-line method of amortization reflects an appropriate allocation of the costs of the intangible assets to earnings in proportion to the amount of economic benefits obtained by the Company in each reporting period. The Company tests finite-lived intangible assets for impairment when facts and circumstances indicate carrying value may not be recoverable from their undiscounted cash flows. If impaired, the assets are written down to fair value based on either discounted cash flows or appraised values.

Costs incurred to develop software programs to be used solely to meet the Company's internal needs have been capitalized as computer software within other intangible assets.

Financial Instruments: The Company recognizes all derivative instruments on the balance sheet at fair value. The impact on earnings from recognizing the fair values of these instruments depends on their intended use, their hedge designation and their effectiveness in offsetting changes in the fair values of the exposures they are hedging. Derivatives not designated as hedging instruments are adjusted to fair value through income. Depending on the nature of derivatives designated as hedging instruments, changes in the fair value are either offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in shareholders’ equity through other comprehensive income until the hedged item is recognized. Gains or losses, if any, related to the ineffective portion of any hedge are recognized through earnings in the current period.

Note 11, "Derivative Instruments," contains expanded details relating to specific derivative instruments included on the Company’s balance sheet, such as forward foreign currency exchange contracts, currency swap contracts, and interest rate swap arrangements.

Employee Benefit Plans: The Company sponsors various defined contribution plans to which it makes contributions on behalf of employees. The expense under such plans was $39.9 million, $39.8 million and $39.9 million for the years ended June 30, 2019, 2018 and 2017, respectively.

The Company sponsors a number of defined benefit plans that provide benefits to current and former employees. For the company-sponsored plans, the relevant accounting guidance requires that management make certain assumptions relating to the long-term rate of return on plan assets, discount rates used to determine the present value of future obligations and expenses, salary inflation rates, mortality rates and other assumptions. The Company believes that the accounting estimates related to its pension plans are critical accounting estimates because they are highly susceptible to change from period to period based on the performance of plan assets, actuarial valuations, market conditions and contracted benefit changes. The selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation, as well as independent studies of trends performed by the Company’s actuaries. However, actual results may differ substantially from the estimates that were based on the critical assumptions.

The Company recognizes the funded status of each defined benefit pension plan in the consolidated balance sheet. Each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability. Pension plan liabilities are revalued annually, or when an event occurs that requires remeasurement, based on updated assumptions and information about the individuals covered by the plan. Accumulated actuarial gains and losses in excess of a 10 percent corridor and the prior service cost are amortized on a straight-line basis from the date recognized over the average remaining service period of active participants or over the average life expectancy for plans with significant inactive participants. The service costs related to defined benefits are included in operating income. The other components of net benefit cost are presented in the consolidated income statements separately from the service cost component and outside operating income.

Equity Method Investments: Investments in ordinary shares of companies, in which the Company believes it exercises significant influence over operating and financial policies, are accounted for using the equity method of accounting. Under this method, the investment is carried at cost and is adjusted to recognize the investor’s share of earnings or losses of the investee after the date of acquisition and is adjusted for impairment whenever it is determined that a decline in the fair value below the cost basis is other than temporary. See Note 7 , "Equity Method Investments," for more information regarding the Company's equity method investments.

Share-Based Compensation: Amcor has a variety of equity incentive plans. For employee awards with a service or market condition, compensation expense is recognized over the vesting period on a straight-line basis using the grant date fair value of the award and the estimated number of awards that are expected to vest. For awards with a performance condition, the Company must reassess the probability of vesting at each reporting period and adjust compensation cost based on its probability assessment. The Company also has cash-settled share-based compensation plans which are accounted for as liabilities. Such share-based awards are remeasured to fair value at each reporting period. The Company estimates forfeitures based on employee level, economic conditions, time remaining to vest and historical forfeiture experience.

Income Taxes: The Company uses the asset and liability method to account for income taxes. Deferred income taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each balance sheet date, based upon enacted income tax laws and tax rates. Income tax expense or benefit is provided based on earnings reported in the financial statements. The provision for income tax expense or benefit differs from the amounts of income taxes currently payable because certain items of income and expense included in the consolidated financial statements are recognized in different time periods by taxing authorities.

Deferred tax assets, including operating loss, capital loss and tax credit carryforwards, are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that any portion of these tax attributes will not be realized. In addition, from time to time, management must assess the need to accrue or disclose uncertain tax positions for proposed adjustments from various tax authorities who regularly audit the Company in the normal course of business. In making these assessments, management must often analyze complex tax laws of multiple jurisdictions. Accounting guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company records the related interest expense and penalties, if any, as tax expense in the tax provision. See Note 16, "Income Taxes," for more information.

Note 3 - New Accounting Guidance

Recently Adopted Accounting Standards

In May 2017, the FASB issued guidance that provides clarity and reduces diversity in practice, cost and complexity when applying existing accounting guidance for modifications to the terms or conditions of a share-based payment award. The amendments specify that all changes to the terms and conditions of a share-based payment award will require an entity to apply modification accounting, unless all of the following are met: (1) the fair value of the modified award is the same as the fair value of the original award immediately before the original award is modified, (2) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified and (3) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The amendments in ASU 2017-09 are effective for annual periods and interim periods within those annual periods, beginning after December 15, 2017, for all entities. Early adoption is permitted, including adoption in any interim period for which financial statements have not been issued. The new guidance is to be applied prospectively to awards modified on or after the adoption date. This guidance was effective for the Company on July 1, 2018 and did not have a material impact on the Company's consolidated financial statements.

In January 2017, the FASB issued guidance that clarifies the definition of a business by adding a framework to assist entities in evaluating whether transactions should be accounted for as acquisitions of assets or businesses. In order to be considered a business under the new guidance, the assets in the transaction need to include an input and a substantive process that together significantly contribute to the ability to create outputs. Public business entities should apply the amendments in this update to annual periods beginning after December 15, 2017, including interim periods within those periods. The amendments in this update should be applied prospectively on or after the effective date. The guidance was effective for the Company on July 1, 2018. The Company followed the new guidance with respect to its acquisition of Bemis Company, Inc. and will apply the guidance to all future business combinations.

In May 2014, the FASB issued new guidance which supersedes current revenue recognition requirements. This guidance is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company adopted the new revenue guidance on July 1, 2018 using the modified retrospective application transition method. The Company elected the practical expedient to apply the new revenue standard to only contracts that were not completed as of July 1, 2018. Adoption did not have an impact on the Company's financial statements, but did significantly impact the Company's disclosures for revenue. Refer to Note 2, "Significant Accounting Policies," for updated revenue disclosures which are required by the new guidance.

Accounting Standards Not Yet Adopted

In February 2018, the FASB issued guidance that requires the Company to disclose a description of the Company’s accounting policy for releasing income tax effects from accumulated other comprehensive income and whether the Company elects to reclassify the stranded income tax effects from the Tax Cuts and Jobs Act (‘‘The Act’’), along with information about other income tax effects that are reclassified. For all entities, the guidance is effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted for periods for which financial statements have not yet been issued. Entities can choose whether to apply the amendments retrospectively to each period in which the effect of the Act is recognized or to apply the amendments in the period of adoption. This guidance will be effective for the Company on July 1, 2019. The Company does not expect the standard to have a material impact on its consolidated financial statements.

In August 2017, the FASB issued guidance which simplifies existing guidance in order to allow companies to more accurately present the economic effects of risk management activities in the financial statements. For public business entities, the amendments in ASU 2017-12 are effective for financial statements issued for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. This guidance will be effective for the Company on July 1, 2019 using the modified respective approach, with the exception of presentation and disclosure guidance which will be adopted prospectively. The Company does not expect the standard to have a material impact on its consolidated financial statements.

In June 2016, the FASB issued guidance which requires financial assets or a group of financial assets measured at amortized cost basis to be presented at the net amount expected to be collected when finalized. The allowance for credit losses is a valuation account that will be deducted from the amortized cost basis of the financial asset to present the net carrying value at the amount expected to be collected on the financial asset. This guidance affects loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The guidance will be effective for the Company on July 1, 2020 and will be adopted using the modified retrospective approach. The Company is currently assessing the impact that the adoption of this new guidance will have on its consolidated financial statements.

In February 2016, the FASB issued guidance that required lessees to put most leases on their balance sheets but recognize expenses on their income statements in a manner similar to today’s accounting. The guidance also eliminates today’s real estate-specific provisions and changes the guidance on sale-leaseback transactions, initial direct costs and lease executory costs for all entities. Lease classification will determine how to recognize lease-related revenue and expense. The Company will elect the optional transition method that allows for a cumulative-effect adjustment in the period of adoption and will not restate prior periods. The Company has formed a cross-functional project team to implement the new guidance. The project team is working to implement a lease accounting software solution and resolve the vendor's identified software issues. The Company will adopt the guidance on July 1, 2019. Based on our current lease portfolio, adoption of the standard will result in an increase in operating lease assets and liabilities in a range of $600 million to $800 million with an immaterial impact on our Consolidated Statement of Income; however, this estimate is subject to change as we finalize our implementation. In addition, we expect to de-recognize existing deferred gains on sale leasebacks of approximately $75.0 million as a cumulative-effect adjustment to retained earnings as of July 1, 2019.

Note 4 - Acquisitions

Year ended June 30, 2019

Bemis Company, Inc.

On June 11, 2019, the Company completed the acquisition of 100% of the outstanding shares of Bemis Company, Inc ("Bemis"), a global manufacturer of flexible packaging products based in the United States. Pursuant to the Transaction Agreement, dated as of August 6, 2018, each outstanding share of Bemis common stock that was issued and outstanding upon completion of the transaction was converted into the right to receive 5.1 ordinary shares of the Company traded on the NYSE.

The following table summarizes the fair value of consideration exchanged:

Bemis shares outstanding at June 11, 2019 (in millions)	91.7
Share Exchange Ratio	5.1
Price per Share (Based on Amcor’s closing share price on June 11, 2019)	11.18
Total Equity Consideration	5,229.6

The acquisition of Bemis positions the Company as a global leader in consumer packaging with a comprehensive global footprint in flexible packaging and greater scale in key regions of North America, Latin America, Asia Pacific and Europe, along with industry-leading research and development capabilities. The Bemis acquisition contributed $215.4 million in net sales and a $12.4 million net loss, which includes transaction related costs, to the Company's consolidated fiscal year 2019 results.

The acquisition of Bemis was accounted for as a business combination in accordance with ASC 805, "Business Combinations," which required allocation of the purchase price to the estimated fair values of assets acquired and liabilities assumed in the transaction. The following is a summary of the preliminary allocation of the purchase price:

(in millions)
Cash and cash equivalents	$3.3
Trade receivables	436.4
Inventories	665.1
Prepaid expenses and other current assets	83.8
Assets held for sale	415.6
Property, plant and equipment	1,390.7
Deferred tax assets	35.5
Other intangible assets	2,030.2
Other non-current assets	34.5
Total identifiable assets acquired	5,095.1

Current portion of long-term debt	1.7
Short-term debt	8.6
Trade payables	287.7
Accrued employee costs	158.0
Other current liabilities	275.9
Liabilities held for sale	21.9
Long-term debt, less current portion	1,365.3
Deferred tax liabilities	782.6
Employee benefit obligation	62.6
Other non-current liabilities	38.9
Total liabilities assumed	3,003.2
Net identifiable assets acquired	2,091.9
Goodwill	3,137.7
Net assets acquired	$5,229.6

The following table details the preliminary identifiable intangible assets acquired from Bemis, their fair values and estimated useful lives:

	Fair Value	Weighted- average Estimated Useful Life
	(in millions)	(Years)
Customer relationships	$1,730.0	15
Technology	131.0	7
Other	169.2	8
Total other intangible assets	$2,030.2

The initial purchase price allocation is preliminary in nature and subject to adjustments, which could be material. Any necessary adjustments will be finalized within one year from the date of acquisition. The preliminary allocation of the purchase price resulted in $3,137.7 million of goodwill for the Flexibles Segment, which is not tax deductible. The goodwill on acquisition represents the future economic benefit expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and non-contractual relationships, as well as expected future synergies. As the Company finalizes the valuation of assets acquired and liabilities assumed, it will determine to which reporting units within the Company's segments any changes in goodwill should be recorded.

The fair value measurement of tangible and intangible assets and liabilities was based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value measurement hierarchy. Level 3 fair market values were determined using a variety of information, including estimated future cash flows, appraisals and market comparables.

Closing of the Bemis acquisition was conditional upon the receipt of regulatory approvals, approval by both Amcor and Bemis shareholders, and satisfaction of other customary conditions. In order to satisfy certain regulatory approvals, the Company was required to divest three of Bemis' medical packaging facilities located in the United Kingdom and Ireland ("EC Remedy") and three Amcor medical packaging facilities in the United States ("U.S. Remedy"). The U.S. Remedy was completed during the fourth quarter of 2019 and the Company received $214.2 million resulting in a gain of $159.1 million which is included in other income, net in the consolidated statement of income. See Note 5, "Discontinued Operations," for more information on the EC Remedy.

The following unaudited pro forma information has been prepared as if the acquisition of Bemis and the sale of the EC Remedy and U.S. Remedy had occurred as of July 1, 2017. The unaudited pro forma information combines the historical results of Amcor and Bemis.

	Years ended June 30,
(in millions)	2019	2018
Net sales	$12,972.4	$13,146.3
Income from continuing operations	$565.5	$535.0

Pro forma adjustments to net sales are as follows:

•	Excludes net sales of the EC Remedy and U.S. Remedy.

Pro forma adjustments to income from continuing operations attributable to Amcor plc are as follows:

•	Excludes income from the EC Remedy which has been accounted for as a discontinued operation and the U.S. Remedy which has been reported in U.S. GAAP income from continuing operations;
•	excludes acquisition related charges;
•	includes preliminary acquisition accounting adjustments, including amortization and depreciation adjustments as a result of the fair value adjustment to property, plant and equipment; and
•	excludes the impact on net income attributable to purchase accounting related inventory effects and sales backlog amortization given these charges do not have a continuing impact on the consolidated results.

The pro forma results are not necessarily indicative of the actual results that would have occurred had the acquisition been in effect for the periods presented, nor is it intended to be a projection of future results. For example, the pro forma results do not include the expected synergies from the transactions, nor the related costs to achieve.

Year ended June 30, 2017

Sonoco's Blow Molding Operations

On November 8, 2016, the Company acquired the North American blow molding operations of Sonoco Products Company ("Sonoco"), a global packaging company based in the United States, for the purchase price of $271.7 million in cash.

The Company acquired six production sites in the United States and one in Canada and customer relationships. The acquisition allowed the Company to expand its operations in the personal care and specialty food market.

The acquisition of Sonoco's blow molding operations was accounted for as a business combination in accordance with ASC 805, Business Combinations, which required allocation of the purchase price to the estimated fair values of assets acquired and liabilities assumed in the transaction. The following is a summary of the final allocation of the purchase price:

(in millions)
Trade receivables	$35.8
Inventories	13.5
Property, plant and equipment	45.7
Deferred tax assets	1.9
Other intangible assets	11.5
Total identifiable assets acquired	108.4

Trade payables	19.4
Other current liabilities	4.4
Deferred tax liabilities	1.9
Other non-current liabilties	4.0
Total liabilities assumed	29.7
Net identifiable assets acquired	78.7
Goodwill	193.0
Net assets acquired	$271.7

The following table details the identifiable intangible assets acquired from Sonoco, their fair values and estimated useful lives:

	Fair Value	Weighted- average Estimated Useful Life
	(in millions)	(Years)
Customer relationships	$11.5	12
Total other intangible assets	$11.5

The allocation of the purchase price resulted in $193.0 million of goodwill for the Rigid Packaging segment, which is not tax deductible. The goodwill on acquisition is primarily attributable to expected synergies available to the consolidated entity upon the integration of the businesses into the Company, as well as benefits derived from the acquired workforce and other intangible assets that cannot be separately recognized.

The fair value measurement of tangible and intangible assets and liabilities were based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value measurement hierarchy. Level 3 fair market values were determined using a variety of information, including estimated future cash flows, appraisals and market comparables.

Pro forma results of operations have not been presented because they are not material to the consolidated income statements.

Discma

On June 16, 2017, the Company acquired the remaining 50% ownership interest in Discma AG ("Discma") for a total consideration of $25.1 million, with $10.3 million payable upon close and $14.8 million deferred and contingent on future cash flows. Prior to this acquisition, the fair value of the Company's equity interest in Discma was $22.0 million, resulting in a remeasurement gain of $18.6 million, which was recorded in other income, net in the consolidated income statement for the year ended June 30, 2017. The fair value of the equity interest in Discma was based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy.

Note 5 - Discontinued Operations

On February 11, 2019, the Company received approval from the European Commission ("EC") for the acquisition of Bemis. A condition of the approval was an agreement to divest three Bemis medical packaging facilities located in the United Kingdom and Ireland ("EC Remedy"). Upon completion of the Bemis acquisition on June 11, 2019, the Company determined that the EC Remedy met the criteria to be classified as a discontinued operation, in accordance with ASC 205-20, "Discontinued Operations."

The sale of the EC Remedy occurred on August 8, 2019. Refer to Note 23, "Subsequent Events," for more information about the EC Remedy that occurred after June 30, 2019. The assets and liabilities of the EC Remedy, which is within the Company's Flexibles Segment, are reflected as held for sale in the consolidated balance sheet at June 30, 2019. Assets and liabilities classified as held for sale are required to be recorded at the lower of carrying value or fair value less costs to sell.

The following table summarizes the results of the EC Remedy, classified as discontinued operations, from the date of the Bemis acquisition:

Year ended June 30,
(in millions)	2019
Net sales	$9.6

Income (loss) from discontinued operations	0.9
Tax expense on discontinued operations	(0.2)
Income (loss) from discontinued operations, net of tax	$0.7

Note 6 - Restructuring Plans

2019 Bemis Integration Plan

In connection with the acquisition of Bemis, the Company initiated restructuring activities in the fourth quarter of 2019 aimed at integrating and optimizing the combined organization. As previously announced, the Company continues to target realizing approximately $180 million of pre-tax synergies driven by procurement, supply chain, and general and administrative savings by the end of fiscal year 2022. The total Plan pre-tax cost is estimated at $200 million, with cash payments estimated at $150 million. The 2019 Bemis Integration Plan relates to the Flexibles segment and Corporate and is expected to be completed by the end of fiscal year 2022.

In the fourth quarter of 2019, the Company incurred $47.9 million of pre-tax restructuring expenses in the Flexibles segment related to this Plan, primarily related to employee termination costs. There were no cash payments associated with the plan in fiscal year 2019.

2018 Rigid Packaging Restructuring Plan

On August 21, 2018, the Company announced a restructuring plan in Amcor Rigid Packaging ("2018 Rigid Packaging Restructuring Plan") aimed at reducing structural costs and optimizing the footprint. The Plan includes the closures of manufacturing facilities and headcount reductions to achieve manufacturing footprint optimization and productivity improvements as well as overhead cost reductions.

The Company's total pre-tax restructuring costs are expected to be approximately $95.0 million with the main component being cost to exit manufacturing facilities and employee related costs. The Company estimates that approximately $65.0 million of the $95.0 million total costs will result in cash expenditures. Cash payments for fiscal year 2019 were $30.3 million. The Plan is expected to be completed in fiscal year 2020.

2016 Flexibles Restructuring Plan

On June 9, 2016, the Company announced a major initiative ("2016 Flexibles Restructuring Plan") to optimize the cost base and drive earnings growth in the Flexibles segment. This initiative was designed to accelerate the pace of adapting the organization within developed markets through footprint optimization to better align capacity with demand, increase utilization and improve the cost base and streamlining the organization and reducing complexity, particularly in Europe, to enable greater customer focus and speed to market.

As part of the 2016 Flexibles Restructuring Plan, the Company has closed eight manufacturing facilities and reduced headcount at certain facilities. The Company's total pre-tax restructuring costs were approximately $230.8 million, with approximately $166.7 million in employee termination costs, $31.4 million in fixed asset impairment costs and $32.7 million in other costs, which primarily represent the cost to dismantle equipment and terminate existing lease contracts. The Company estimates that approximately $166.2 million of the $230.8 million total costs has resulted in cash expenditures. Cash payments for fiscal year 2019 were $14.4 million. The Plan was substantially completed by the end of fiscal year 2019.

Other Restructuring Plans

The Company entered into other individually immaterial restructuring plans ("Other Restructuring Plans"). The Company's restructuring charge related to these Plans was approximately $18.8 million, $25.8 million and $7.8 million for the years ended June 30, 2019, 2018 and 2017, respectively.

Consolidated Amcor Restructuring Plans

The total costs incurred from the beginning of the Company's restructuring plans are as follows:

(in millions)	2016 Flexibles Restructuring Plan	2018 Rigid Packaging Restructuring Plan	2019 Bemis Integration Plan	Other Restructuring Plans (1)	Total Restructuring and Related Expenses
Fiscal year 2016 net charges to earnings	$81.0	$—	$—	$12.0	$93.0
Fiscal year 2017 net charges to earnings	135.4	—	—	7.8	143.2
Fiscal year 2018 net charges to earnings	14.4	—	—	25.8	40.2
Fiscal year 2019 net charges to earnings	—	64.1	47.9	18.8	130.8
Expense incurred to date	$230.8	$64.1	$47.9	$64.4	$407.2

(1)	The Company entered into other individually immaterial restructuring plans. The Company's total incurred restructuring charge for these plans primarily relates to the Flexibles segment. Cash payments for these plans during fiscal year 2019 were $8.2 million.

The 2016 Flexibles Restructuring Plan was substantially completed during the fiscal year 2019.

An analysis of the Company's restructuring plan liability is as follows:

(in millions)	Employee Costs	Fixed Asset Related Costs	Other Costs	Total Restructuring Related Costs
Liability balance at June 30, 2016	$78.1	$—	$3.3	$81.4
Net charges to earnings	86.4	22.4	34.4	143.2
Cash paid	(80.8)	—	(36.1)	(116.9)
Non-cash and other	—	(22.4)	—	(22.4)
Foreign currency translation	2.2	—	—	2.2
Liability balance at June 30, 2017	85.9	—	1.6	87.5
Net charges to earnings	20.5	4.0	15.7	40.2
Cash paid	(74.1)	—	(17.3)	(91.4)
Non-cash and other	—	(4.0)	—	(4.0)
Foreign currency translation	2.8	—	—	2.8
Liability balance at June 30, 2018	35.1	—	—	35.1
Net charges to earnings	83.9	34.1	12.8	130.8
Additions through business acquisition	4.7	—	—	4.7
Cash paid	(48.5)	—	(4.4)	(52.9)
Non-cash and other	(2.0)	(27.4)	—	(29.4)
Foreign currency translation	(0.7)	—	—	(0.7)
Liability balance at June 30, 2019	$72.5	$6.7	$8.4	87.6

The costs related to restructuring activities have been presented on the consolidated income statements as restructuring and related expenses. The accruals related to restructuring activities have been recorded on the consolidated balance sheet under other current liabilities.

Note 7 - Equity Method Investments

Investments accounted for under the equity method generally include all entities in which the Company or its subsidiaries have significant influence, with usually not more than 50% voting interest, and are recorded in the consolidated balance sheets in investments in affiliated companies. Investments in affiliated companies as of June 30, 2019 and 2018 include an interest in AMVIG Holdings Limited ("AMVIG") of 47.6% and other individually immaterial investments.

AMVIG is listed on the Hong Kong Stock Exchange. Its quoted share price as of June 30, 2019 and 2018 was $0.24 (HKD 1.85) and $0.26 (HKD 2.07), respectively. The value of Amcor's investment in AMVIG based on its quoted share price as of June 30, 2019 and 2018 was $104.8 million and $116.3 million, respectively.

During the years ended June 30, 2019, 2018 and 2017 the Company received dividends of $8.2 million (HKD 63.7 million), $8.4 million (HKD 65.9 million) and $6.5 million (HKD 50.4 million), respectively, from AMVIG.

The Company reviews its investment in affiliated companies for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Due to impairment indicators present in each of the years presented, the Company performed an impairment test by comparing the carrying value of its investment in AMVIG to its fair value, which was determined based on AMVIG's quoted share price. The fair value of the investment dropped below its carrying value during fiscal years 2018 and 2019, and therefore the Company recorded an other-than-temporary impairment of $14.0 million and $36.5 million, respectively, to bring the value of its investment to fair value.

Note 8 - Property, Plant and Equipment

The components of property, plant and equipment, net, were as follows:

(in millions)	June 30, 2019	June 30, 2018
Land	$179.2	$150.2
Land improvements	5.1	5.9
Buildings and improvements	1,305.0	848.1
Plant and equipment	5,614.9	4,695.8
Total property owned	7,104.2	5,700.0

Accumulated depreciation	(3,100.3)	(2,983.9)
Accumulated impairment	(28.9)	(17.6)

Total property, plant and equipment, net	$3,975.0	$2,698.5

At June 30, 2019, property, plant and equipment, net, excluded amounts classified as held for sale.

The total cost of property, plant and equipment held under capital lease obligations was $14.9 million and $15.6 million with related accumulated depreciation of $10.9 million and $10.6 million at June 30, 2019 and 2018, respectively.

Depreciation expense amounted to $305.7 million, $320.8 million and $322.5 million for the fiscal year 2019, 2018 and 2017, respectively. Amortization of assets under capital lease obligations is included in depreciation expense.

Note 9 - Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill attributable to each reportable segment follow:

(in millions)	Flexibles Segment	Rigid Packaging Segment	Total
Balance as of June 30, 2017	$1,084.0	$976.3	$2,060.3
Currency translation	(2.0)	(1.7)	(3.7)
Balance as of June 30, 2018	1,082.0	974.6	2,056.6
Acquisition and acquisition adjustments	3,137.7	—	3,137.7
Disposals	(24.2)	—	(24.2)
Currency translation	(14.7)	0.6	(14.1)
Balance as of June 30, 2019	$4,180.8	$975.2	$5,156.0

The table above does not include goodwill attributable to the Company's discontinued operations of $282.0 million. There is a $4.0 million goodwill accumulated impairment loss in the Rigid Packaging reportable segment.

Other Intangible Assets

The components of intangible assets follows:

	June 30, 2019
(in millions)	Gross Carrying Amount	Accumulated Amortization and Impairment	Net Carrying Amount
Customer relationships	$2,053.7	$(144.0)	$1,909.7
Computer software	221.3	(127.0)	94.3
Other (1)	350.6	(47.8)	302.8
Reported balance	$2,625.6	$(318.8)	$2,306.8

	June 30, 2018
(in millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$324.3	$(118.1)	$206.2
Computer software	191.3	(116.7)	74.6
Other (1)	53.2	(9.2)	44.0
Reported balance	$568.8	$(244.0)	$324.8

(1)	Other includes $14.2 million and $43.7 million for June 30, 2019 and 2018, respectively, of acquired IP assets not yet being amortized as the related R&D projects have not yet been completed.

Amortization expense for intangible assets during the fiscal year 2019, 2018, and 2017 was $44.0 million, $31.9 million, and $29.3 million, respectively. In conjunction with a business review and the Company's annual review of intangibles, the Company performed a quantitative impairment test for a technology intangible and recognized non-cash impairment charges of $31.1 million in the Company's other segment to reduce the carrying value of the asset to its fair value. The impairment charge was included in selling, general and administrative expenses in the consolidated statement of income.

Estimated future amortization expense for intangible assets follows:

(in millions)	Amortization
2020	$201.0
2021	182.6
2022	180.2
2023	177.3
2024	170.3

Note 10 - Fair Value Measurements

The fair values of the Company's financial assets and financial liabilities listed below reflect the amounts that would be received to sell the assets or paid to transfer the liabilities in an orderly transaction between market participants at the measurement date (exit price).

The Company's non-derivative financial instruments primarily include cash and cash equivalents, trade receivables, trade payables, short-term debt and long-term debt. At June 30, 2019 and 2018, the carrying value of these financial instruments, excluding long-term debt, approximates fair value because of the short-term maturities of these instruments.

Fair value disclosures are classified based on the fair value hierarchy. Level 1 fair value measurements represent exchange-traded securities which are valued at quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date. Level 2 fair value measurements are determined using input prices that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Level 3 fair value measurements are determined using unobservable inputs, such as internally developed pricing models for the asset or liability due to little or no market activity for the asset or liability.

The fair value of long-term debt with variable interest rates approximates its carrying value. The fair value of the Company's long-term debt with fixed interest rates is based on market prices, if available, or expected future cash flows discounted at the current interest rate for financial liabilities with similar risk profiles. The carrying values and estimated fair values of long-term debt with fixed interest rates (excluding capital leases) were as follows:

	June 30, 2019		June 30, 2018
	Carrying	Fair Value	Carrying	Fair Value
(in millions)	Value	(Level 2)	Value	(Level 2)
Total long-term debt with fixed interest rates (excluding commercial paper and capital leases)	$2,955.6	$3,041.3	$2,781.9	$2,841.5

Assets and Liabilities Measured and Recorded at Fair Value on a Recurring Basis

Additionally, the Company measures and records certain assets and liabilities, including derivative instruments and contingent purchase consideration liabilities, at fair value. The following table summarizes the fair value of these instruments, which are measured at fair value on a recurring basis, by level, within the fair value hierarchy:

	June 30, 2019
(in millions)	Level 1	Level 2	Level 3	Total
Assets
Commodity contracts	$—	$—	$—	$—
Forward exchange contracts	—	5.5	—	5.5
Interest rate swaps	—	32.8	—	32.8
Total assets measured at fair value	$—	$38.3	$—	$38.3

Liabilities
Contingent purchase consideration liabilities	$—	$—	$13.6	$13.6
Commodity contracts	—	4.6	—	4.6
Forward exchange contracts	—	9.3	—	9.3
Interest rate swaps	—	—	—	—
Total liabilities measured at fair value	$—	$13.9	$13.6	$27.5

	June 30, 2018
(in millions)	Level 1	Level 2	Level 3	Total
Assets
Commodity contracts	$—	$1.6	$—	$1.6
Forward exchange contracts	—	7.2	—	7.2
Interest rate swaps	—	22.3	—	22.3
Total assets measured at fair value	$—	$31.1	$—	$31.1

Liabilities
Contingent purchase consideration liabilities	$—	$—	$14.6	$14.6
Commodity contracts	—	0.5	—	0.5
Forward exchange contracts	—	6.6	—	6.6
Interest rate swaps	—	1.3	—	1.3
Total liabilities measured at fair value	$—	$8.4	$14.6	$23.0

The fair value of the commodity contracts was determined using a discounted cash flow analysis based on the terms of the contracts and observed market forward prices discounted at a currency-specific rate. Forward exchange contract fair values were determined based on quoted prices for similar assets and liabilities in active markets using inputs such as currency rates and forward points. The fair value of the interest rate swaps was determined using a discounted cash flow method based on market-based swap yield curves, taking into account current interest rates.

The fair value of the contingent purchase consideration liabilities was determined for each arrangement individually. The fair value was determined using the income approach with significant inputs that are not observable in the market. Key assumptions include the discount rates consistent with the level of risk of achievement and probability adjusted financial projections. The expected outcomes are recorded at net present value, which requires adjustment over the life for changes in risks and probabilities.

The following table sets forth a summary of changes in the value of the Company's Level 3 financial liabilities:

	June 30,
(in millions)	2019	2018	2017
Fair value at the beginning of the year	$14.6	$27.6	$36.1
Additions due to acquisitions	—	—	12.6
Changes in fair value of Level 3 liabilities	—	0.8	(2.4)
Payments	(1.0)	(13.0)	(18.6)
Foreign currency translation	—	(0.8)	(0.1)
Fair value at the end of the year	$13.6	$14.6	$27.6

The fair value of contingent purchase consideration liabilities is included in other current liabilities and other non-current liabilities in the consolidated balance sheets. The change in fair value of the contingent purchase consideration liabilities, which was included in other income, net is due to the passage of time and changes in the probability of achievement used to develop the estimate.

Note 11 - Derivative Instruments

Amcor periodically uses derivatives and other financial instruments to hedge exposures to interest rate, commodity and currency risks. The Company does not hold or issue financial instruments for speculative or trading purposes. For hedges that meet the hedge accounting criteria, the Company, at inception, formally designates and documents the instrument as a fair value hedge or a cash flow hedge of a specific underlying exposure. On an ongoing basis, the Company assesses and documents that its hedges have been and are expected to continue to be highly effective.

Interest Rate Risk

The Company's policy is to manage exposure to interest rate risk by maintaining a mixture of fixed-rate and variable-rate debt, monitoring global interest rates and, where appropriate, hedging floating interest rate exposure or debt at fixed interest rates through the use of interest rate swaps. Fixed-for-floating interest rate swaps are accounted for as fair value hedges so the changes in the fair value of both the hedging instruments and the underlying debt obligations are immediately recognized in interest expense.

As of June 30, 2019 and 2018, the total notional amount of the Company's receive-fixed/pay-variable interest rate swaps was $841.1 million and $586.7 million, respectively.

Foreign Currency Risk

Amcor manufactures and sells its products and finances operations in a number of countries throughout the world and, as a result, is exposed to movements in foreign currency exchange rates. The purpose of the Company's foreign currency hedging program is to manage the volatility associated with the changes in exchange rates.

To manage this exchange rate risk, the Company utilizes forward contracts. Contracts that qualify for hedge accounting are designated as cash flow hedges of certain forecasted transactions denominated in foreign currencies. The effective portion of the changes in fair value of these instruments is reported in accumulated other comprehensive income (loss) ("AOCI") and reclassified into earnings in the same financial statement line item and in the same period or periods during which the related hedged transactions affect earnings. The ineffective portion is immediately recognized in the consolidated income statements. Changes in the fair value of forward contracts that have not been designated as hedging instruments are reported in the accompanying consolidated income statements.

As of June 30, 2019 and 2018, the notional amount of the outstanding forward contracts was $1.0 billion and $1.1 billion, respectively.

The Company also manages its currency exposure related to the net assets of its foreign operations primarily through borrowings denominated in the relevant currency. Foreign currency gains and losses from the remeasurement of external borrowings designated as net investment hedges of a foreign operation are recognized in AOCI, to the extent that the hedge is effective. The ineffective portion is immediately recognized in other non-operating income (loss), net in the unaudited condensed consolidated income statements. When a hedged net investment is disposed of, a percentage of the cumulative amount recognized in AOCI in relation to the hedged net investment is recognized in the consolidated income statements as part of the profit or loss on disposal.

At the beginning of fiscal year 2019, the Company designated non-derivative instruments with a carrying value of $1.4 billion as foreign currency net investment hedges. During the three months ended December 31, 2018, the Company de-designated €850.0 million of its Euro-denominated notes, which were previously designated as a net investment hedge in its European subsidiaries. The portion of the net investment hedge recorded through the point of de-designation is included in AOCI and will be reclassified into earnings only upon the sale or liquidation of the related subsidiaries. In addition, during the three months ended December 31, 2018, the Company settled loans that were denominated in NZD and HKD, of which NZD 95.0 million and HKD 174.6 million, respectively, were previously designated as net investment hedges. The net investment hedges recorded through the point of settlement are included in AOCI and will be reclassified into earnings only upon the sale or liquidation of the related subsidiaries. As of Jun 30, 2019 the carrying value of US commercial paper issued which is designated as a net investment hedge was $67.0 million. The Company did not have any net investment hedges in place as of June 30, 2018 and 2017.

Commodity Risk

Certain raw materials used in Amcor's production processes are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. To manage the volatility in earnings due to price fluctuations, the Company utilizes fixed price swaps.

Changes in the fair value of commodity hedges are recognized in AOCI. The cumulative amount of the hedge is recognized in the consolidated income statements when the forecast transaction is realized.

At June 30, 2019 and 2018, the Company had the following outstanding commodity contracts that were entered into to hedge forecasted purchases:

	June 30, 2019	June 30, 2018
Commodity	Volume	Volume
Aluminum	29,342 tons	18,239 tons

The following tables provide the location of derivative instruments in the consolidated balance sheet:

		June 30,
(in millions)	Balance Sheet Location	2019	2018
Assets
Derivatives in cash flow hedging relationships:
Commodity contracts	Other current assets	$—	$1.6
Forward exchange contracts	Other current assets	2.4	0.7
Derivatives not designated as hedging instruments:
Forward exchange contracts	Other current assets	2.7	6.5
Total current derivative contracts		5.1	8.8
Derivatives in fair value hedging relationships:
Interest rate swaps	Other non-current assets	32.8	22.3
Derivatives not designated as hedging instruments:
Forward exchange contracts	Other non-current assets	0.4	—
Total non-current derivative contracts		33.2	22.3
Total derivative asset contracts		$38.3	$31.1

Liabilities
Derivatives in cash flow hedging relationships:
Commodity contracts	Other current liabilities	$4.6	$0.5
Forward exchange contracts	Other current liabilities	1.5	1.7
Derivatives not designated as hedging instruments:
Forward exchange contracts	Other current liabilities	7.1	4.9
Total current derivative contracts		13.2	7.1
Derivatives in cash flow hedging relationships:
Forward exchange contracts	Other non-current liabilities	0.3	—
Derivatives in fair value hedging relationships:
Interest rate swaps	Other non-current liabilities	—	1.3
Derivatives not designated as hedging instruments:
Forward exchange contracts	Other non-current liabilities	0.4	—
Total non-current derivative contracts		0.7	1.3
Total derivative liability contracts		$13.9	$8.4

In addition to the fair value associated with derivative instruments noted in the table above, the Company had a carrying value of $67.0 million and nil associated with non-derivative instruments designated as foreign currency net investment hedges as of June 30, 2019 and 2018, respectively. The designated foreign currency-denominated debt is included in long-term debt in the consolidated balance sheet.

Certain derivative financial instruments are subject to master netting arrangements and are eligible for offset. The Company has made an accounting policy election not to offset the fair values of these instruments within the consolidated balance sheets.

The following tables provide the effects of derivative instruments on AOCI and in the consolidated statements of income:

	Location of Gain
	(Loss) Reclassified	Gain (Loss) Reclassified from AOCI into
	from AOCI into	Income (Effective Portion)
	Income (Effective	Years ended June 30,
(in millions)	Portion)	2019	2018	2017
Derivatives in cash flow hedging relationships
Commodity contracts	Cost of sales	$(1.6)	$3.2	$2.2
Forward exchange contracts	Net sales	(0.2)	0.1	(2.0)
Forward exchange contracts	Cost of sales	(0.1)	0.1	(0.7)
Total		$(1.9)	$3.4	$(0.5)

		Gain (Loss) Recognized in Income for
	Location of Gain	Derivatives not Designated as Hedging
	(Loss) Recognized	Instruments
	in the Consolidated	Years ended June 30,
(in millions)	Income Statements	2019	2018	2017
Derivatives not designated as hedging instruments
Forward exchange contracts	Other income, net	$0.8	$1.7	$—
Total		$0.8	$1.7	$—

	Location of Gain	Gain (Loss) Recognized in Income for Derivatives in Fair Value Hedging
	(Loss) Recognized	Relationships
	in the Consolidated	Years ended June 30,
(in millions)	Income Statements	2019	2018	2017
Derivatives in fair value hedging relationships
Interest rate swaps	Interest expense	$7.4	$(5.8)	$(17.5)
Total		$7.4	$(5.8)	$(17.5)

The changes in AOCI for effective derivatives were as follows:

	Years ended June 30,
(in millions)	2019	2018	2017
Amounts reclassified into earnings
Commodity contracts	$1.6	$(3.2)	$(2.2)
Forward exchange contracts	0.3	(0.2)	2.7
Change in fair value
Commodity contracts	(7.3)	0.7	3.1
Forward exchange contracts	—	0.1	3.8
Tax effect	1.8	0.6	(0.9)
Total	$(3.6)	$(2.0)	$6.5

Note 12 - Pension and Other Post-Retirement Plans

Amcor sponsors both funded and unfunded defined benefit pension plans that include statutory and mandated benefit provision in some countries as well as voluntary plans (generally closed to new joiners). During fiscal year 2019, Amcor maintained 18 statutory and mandated defined benefit arrangements and 55 voluntary defined benefit plans. The principal defined benefit plans are structured as follows:

Country	Number of Funded Plans	Number of Unfunded Plans	Comment
United Kingdom	2	—	Closed to new entrants
Switzerland	1	—	Open to new entrants
France (1)	3	1	One plan is closed to new entrants, two plans are partially indemnified by Rio Tinto Limited
Germany (1)	1	13	13 plans are closed to new entrants, six are partially indemnified by Rio Tinto Limited
Canada	6	1	Closed to new entrants
United States of America	3	2	Unfunded retirement plans are closed to new entrants

(1)	Rio Tinto Limited assumes responsibility for its former employees' retirement entitlements as of February 1, 2010 when Amcor acquired Alcan Packaging from Rio Tinto Limited.

Net periodic benefit cost for benefit plans include the following components:

	Years ended June 30,
(in millions)	2019	2018	2017
Service cost	$14.9	$16.3	$17.9
Interest cost	26.4	27.5	27.4
Expected return on plan assets	(32.7)	(38.4)	(37.7)
Amortization of net loss	3.4	5.2	12.2
Amortization of prior service credit	(1.7)	(2.2)	(2.1)
Curtailment credit	(0.1)	(2.7)	(1.8)
Settlement costs	2.3	2.0	64.3
Net periodic benefit cost	$12.5	$7.7	$80.2

Amounts recognized in the consolidated income statements comprise the following:

	Years ended June 30,
(in millions)	2019	2018	2017
Cost of sales	$10.3	$11.3	$12.1
Selling, general and administrative expenses	4.6	5.0	5.8
Other non-operating (income) loss, net	(2.4)	(8.6)	62.3
Net periodic benefit cost	$12.5	$7.7	$80.2

Changes in benefit obligations and plan assets were as follows:

	June 30,
(in millions)	2019	2018
Change in benefit obligation:
Benefit obligation at the beginning of the year	$1,179.9	$1,291.9
Service cost	14.9	16.3
Interest cost	26.4	27.5
Participant contributions	6.1	6.4
Actuarial loss (gain)	101.5	(65.8)
Plan curtailments	(0.1)	(8.2)
Settlements	(26.9)	(42.7)
Benefits paid	(37.6)	(37.6)
Administrative expenses	(1.8)	(3.0)
Plan amendments	11.0	—
Acquisitions	723.8	—
Foreign currency translation	(12.2)	(4.9)
Balance obligation at the end of the year	$1,985.0	$1,179.9
Accumulated benefit obligation at the end of the year	$1,917.0	$1,125.4

	June 30,
(in millions)	2019	2018
Change in plan assets:
Fair value of plan assets at the beginning of the year	$939.3	$987.2
Actual return on plan assets	65.8	(2.6)
Employer contributions	35.7	36.4
Participant contributions	6.1	6.4
Benefits paid	(37.6)	(37.6)
Settlements	(27.1)	(42.7)
Administrative expenses	(1.8)	(3.0)
Acquisitions	662.2	—
Foreign currency translation	(11.6)	(4.8)
Fair value of plan assets at the end of the year	$1,631.0	$939.3

The following table provides information for defined benefit plans with a projected benefit obligation in excess of plan assets:

	June 30,
(in millions)	2019	2018
Projected benefit obligation	$1,658.5	$894.6
Accumulated benefit obligation	1,590.0	842.0
Fair value of plan asset	1,265.0	601.4

Amounts recognized in the consolidated balance sheets consist of the following:

	June 30,
(in millions)	2019	2018
Employee benefit asset	$1,631.0	$939.3
Employee benefit obligation	(1,985.0)	(1,179.9)
Unfunded status	$(354.0)	$(240.6)

The following table provides information as to how the funded / unfunded status is recognized in the consolidated balance sheets:

	June 30,
(in millions)	2019	2018
Non-current assets - Employee benefit assets	$40.2	$52.5
Current liabilities - Other current liabilities	(7.4)	(6.8)
Non-current liabilities - Employee benefit obligations	(386.8)	(286.3)
Unfunded status	$(354.0)	$(240.6)

The components of other comprehensive (income) loss are as follows:

	Years ended June 30,
(in millions)	2019	2018	2017
Changes in plan assets and benefit obligations recognized in other comprehensive (income) loss:
Net actuarial loss (gain) occurring during the year	$68.4	$(33.1)	$(44.7)
Net prior service loss (gain) occurring during the year	11.1	—	—
Amortization of actuarial loss	(3.4)	(5.2)	(12.2)
Loss (gain) recognized due to settlement/curtailment	(2.2)	0.7	(62.5)
Amortization of prior service credit	1.7	2.2	2.1
Foreign currency translation	(3.3)	0.9	(2.4)
Tax effect	(13.3)	6.9	16.3
Total recognized in other comprehensive (income) loss	$59.0	$(27.6)	$(103.4)

	June 30,
(in millions)	2019	2018	2017
Net prior service credit	$(7.0)	$(19.8)	$(22.6)
Net actuarial loss	209.9	150.3	187.3
Accumulated other comprehensive (income) loss at the end of the year	$202.9	$130.5	$164.7

The estimated net actuarial loss and net prior service credit for the defined benefit pension plans that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost over the next fiscal year are a loss of $6.1 million and a credit of $1.6 million, respectively.

Weighted-average assumptions used to determine benefit obligations at year end were:

	June 30,
	2019	2018	2017
Discount rate	2.5%	2.3%	2.1%
Rate of compensation increase	2.1%	1.9%	1.8%

Weighted-average assumptions used to determine net periodic benefit cost at year end were:

	June 30,
	2019	2018	2017
Discount rate	2.3%	2.1%	2.0%
Rate of compensation increase	1.9%	1.8%	1.7%
Expected long-term rate of return on plan assets	3.6%	4.1%	4.3%

Where funded, the Company and, in some countries, the employees make cash contributions into the pension fund. In the case of unfunded plans, the Company is responsible for benefit payments as they fall due. Plan funding requirements are generally determined by local regulation and/or best practice and differ between countries. The local statutory funding positions are not necessarily consistent with the funded status disclosed on the consolidated balance sheets. For any funded plans in deficit (as measured under local country guidelines), the Company agrees with the trustees and plan fiduciaries to undertake suitable funding programs to provide additional contributions over time in accordance with local country requirements. Contributions to the Company's defined benefit pension plans, not including unfunded plans, are expected to be $24.7 million over the next fiscal year.

The following benefit payments for the succeeding five fiscal years and thereafter, which reflect expected future service, as appropriate, are expected to be paid:

(in millions)
2020	$84.9
2021	91.5
2022	87.7
2023	89.4
2024	92.1
2025-2029	471.0

The ERISA Benefit Plan Committee in the United States, the Pension Plan Committee in Switzerland and the Trustees of the pension plans in Canada, Ireland and UK establish investment policies and strategies for the Company's pension plan assets and are required to consult with the Company on changes to their investment policy. In developing the expected long-term rate of return on plan assets at each measurement date, the Company considers the plan assets' historical returns, asset allocations, and the anticipated future economic environment and long-term performance of the asset classes. While appropriate consideration is given to recent and historical investment performance, the assumption represents management's best estimate of the long-term prospective return.

The pension plan assets measured at fair value were as follows:

	June 30, 2019
(in millions)	Level 1	Level 2	Level 3	Total
Equity securities	$150.1	$137.3	$—	$287.4
Government debt securities	128.6	177.8	—	306.4
Corporate debt securities	69.6	410.7	—	480.3
Real estate	60.7	—	2.3	63.0
Cash and cash equivalents	12.1	31.4	—	43.5
Other	10.7	0.1	439.6	450.4
Total	$431.8	$757.3	$441.9	$1,631.0

	June 30, 2018 (1)
(in millions)	Level 1	Level 2	Level 3	Total
Equity securities	$131.1	$4.3	$—	$135.4
Government debt securities	67.3	162.7	—	230.0
Corporate debt securities	54.8	—	—	54.8
Real estate	52.7	—	2.3	55.0
Cash and cash equivalents	5.0	0.5	—	5.5
Other	16.3	10.4	431.9	458.6
Total	$327.2	$177.9	$434.2	$939.3

(1)	Certain asset categories and classifications for 2018 have been revised to improve comparability and conform with current period presentation.

Equity securities: Valued at the closing prices reported in the active market in which the individual securities are traded.

Government debt securities: Valued using the pricing of similar agency issues, live trading feeds from several vendors and benchmark yield.

Corporate debt securities: Valued using market inputs including benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers and reference data including market research publications. Inputs may be prioritized differently at certain times based on market conditions.

Real estate: Valued at the closing prices reported in the active market in which the listed real estate funds are traded.

Cash and cash equivalents: Consist of cash on deposit with brokers and short-term money market funds and are shown net of receivables and payables for securities traded at period end but not yet settled. All cash and cash equivalents are stated at cost, which approximates fair value.

Other:

Level 1: Mutual funds.  A daily asset value is available for these assets.

Level 2: Assets held in diversified growth funds, pooled funds, financing funds and derivatives, where the value of the assets are determined by the investment managers or an external valuer based on the probable value of the underlying assets.

Level 3: Indemnified plan assets and a buy-in policy, insurance contacts and pooled funds (equity, credit, macro-orientated, multi-strategy, cash and other). The value of indemnified plan assets and the buy-in policy are determined based on the value of the liabilities that the assets cover. The value of insurance contracts is determined by the insurer based on the value of the insurance policies. The value of the pooled funds is calculated by the investment managers based on the values of the underlying portfolios.

The following table sets forth a summary of changes in the value of the Company's Level 3 assets:

(in millions)
Balance as of June 30, 2018	$434.2
Actual return on plan assets	23.7
Purchases, sales and settlements	(3.8)
Foreign currency translation	(12.2)
Balance as of June 30, 2019	$441.9

Note 13 - Debt

Long-Term Debt

The following table summarizes the carrying value of long-term debt at June 30, 2019 and 2018, respectively:

	June 30,
(in millions)	2019	2018
Bank loans	$2,116.4	$817.2
Commercial paper (1)	221.2	—
U.S. dollar notes due 2028	500.0	500.0
U.S. dollar notes due 2026	600.0	600.0
U.S. dollar notes due 2018 and 2021	275.0	575.0
U.S. dollar notes due 2019, 2021 and 2026 ("Bemis Notes") (1)	1,099.9	—
Euro bonds due 2019 and 2023	341.5	982.2
Euro notes due 2020	113.7	115.6
Other loans	33.1	75.2
Capital lease obligations	4.3	6.5
Interest rate swap adjustment	34.9	21.0
Unamortized discounts and debt issuance costs	(25.6)	(18.2)
Total debt	5,314.4	3,674.5
Less: current portion	(5.4)	(984.1)
Total long-term debt	$5,309.0	$2,690.4

(1)	Commercial paper and the 6.80% Bemis Note due in 2019 have been classified as long-term liabilities at June 30, 2019 in accordance with the Company’s ability and intent to refinance such obligations on a long-term basis.

At June 30, 2019 and 2018, property, plant and equipment with a carrying value of $4.0 million and $5.0 million, respectively, have been pledged as security for capital lease obligations.

At June 30, 2019 and 2018, land, plant and buildings with a carrying value of $34.0 million and $43.0 million, respectively, have been pledged as security for bank and other loans.

The following table summarizes the contractual maturities of the Company's long-term debt, including current maturities (excluding payments for capital leases) at June 30, 2019 for the succeeding five fiscal years and thereafter:

(in millions)	June 30, 2019
2020	$5.4
2021	123.5
2022 (1)	1,780.8
2023	1,565.3
2024 (2)	400.9
Thereafter	1,429.2

(1)	Commercial paper is classified as maturing in 2022, supported by the 3-year syndicated facility.

(2)	The 6.80% Bemis Note due in 2019 has been classified as maturing in 2024 in accordance with the Company’s ability and intent to refinance such obligations on a long-term basis.

Bank loans

The Group has entered into syndicated and bilateral multi-currency credit facilities with financial institutions. The facilities' limits, maturities and interest rates are as follows:

		Facility Limit in	Maturity		Interest Rate
(in millions)	Currency	Local Currency	2018	2019	2018	2019
364 day syndicated facility	USD	1,050.0	-	April 5, 2020	-	LIBOR + 1.125%
3 year term syndicated facility	USD	750.0	-	April 30, 2022	-	LIBOR + 1.125%
3 year syndicated facility	USD	750.0	-	April 30, 2022	-	LIBOR + 1.25%
4 year syndicated facility	USD	1,500.0	-	April 30, 2023	-	LIBOR + 1.25%
5 year syndicated facility	USD	1,500.0	-	April 30, 2024	-	LIBOR + 1.25%

	June 30, 2019
	Facility Usage		Undrawn Commitments
(in millions)	In Local Currency	In USD	In Local Currency	In USD
364 day syndicated facility	450	$511.6	538.4	$538.4
3 year term syndicated facility	750	750	—	—
3 year syndicated facility (1) (2)	200	200	328.7	328.7
4 year syndicated facility (1)	1,650	1,155.2	344.8	344.8
5 year syndicated facility (1)	—	—	1,500	1,500.0
Secured bank loans	8.9	2.4	58.4	14.3
Total		$2,619.2		$2,726.2

	June 30, 2018
	Facility Usage		Undrawn Commitments
(in millions)	In Local Currency	In USD	In Local Currency	In USD
U.S. syndicated facility	—	$—	388.4	$388.4
European syndicated facility	129.8	150	620.2	716.7
Australian syndicated facility	—	—	167.5	167.5
Australian syndicated facility	590.3	590.3	184.7	184.7
Bilateral credit facility	87.3	64.1	12.7	9.3
Secured bank loans	68.2	12.8	70.4	21.4
Total		$817.2		$1,488.0

(1)	The 3, 4 and 5 year syndicated facilities support the Company's commercial paper borrowings.

(2)	June 30, 2019 commercial paper included in this syndicated facility.

Facility fees of approximately 0.10% to 0.15% are payable on the undrawn commitments.

As a part of the Bemis acquisition, the Company entered into a new single, multi-tranche syndicated facility with a group of counterparty banks to replace legacy syndicated loan agreements that were previously held by Amcor Limited and Bemis Company, Inc. The new funding arrangements provide for $5.6 billion of facilities made up of 3, 4 and 5 year revolver tranches, a 3 year term loan tranche and a 364-day bridge facility.  The agreements include customary terms and conditions for a syndicated facility of this nature and the revolving tranches have two 12-month options available to management to extend the maturity date.

US Dollar Notes due 2028

On May 7, 2018, the Company completed an offering of $500.0 million aggregate principal amount of its Senior Unsecured Notes due 2028 (the "Notes due 2028") in a private offering. The Notes due 2028 mature on May 15, 2028. The Company pays interest at 4.5% per annum, semi-annually in arrears on May 15 and November 15, commencing on November 15, 2018. The Company may redeem some or all the notes at any time at a redemption price equal to the greater of the principal amount and a make-whole amount plus accrued and unpaid interest to the redemption date. On or after February 15, 2028 (three months prior to the maturity date), the Company may redeem any note at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to the redemption date.

US Dollar Notes due 2026

On April 19, 2016, the Company completed an offering of $600.0 million aggregate principal amount of its Senior Unsecured Notes due 2026 (the "Notes due 2026") in a private offering. The Notes due 2026 mature on April 28, 2026. The Company pays interest at 3.625% per annum, semi-annually in arrears on April 28 and October 28, commencing on October 28, 2016. The Company may redeem some or all the notes at any time at a redemption price equal to the greater of 100% of the principal amount and the sum of present value of the principal amount of the notes to be redeemed and the present value of the remaining scheduled payments of interest as determined by a quotation agent. On or after January 28, 2026 (three months prior to the maturity date), the redemption price will equal 100% of the principal amount plus accrued and unpaid interest to the redemption date.

US Dollar Notes due 2016, 2018 and 2021

On December 15, 2009, the Company completed an offering of $850.0 million aggregate principal amount of its Senior Unsecured Notes with bullet maturities of December 15, 2016 ($275.0 million), December 15, 2018 ($300.0 million) and December 15, 2021 ($275.0 million). The Company pays interest at 5.38%, 5.69% and 5.95% per annum respectively, semi-annually in arrears on June 15 and December 15, commencing on June 15, 2010. In December 2016 and December 2018, $275.0 million and $300.0 million, respectively, of aggregate principal amount was fully repaid. The Company may, at its option, redeem all, or from time to time any part of, the notes, in an amount not less than 5.0% of the aggregate principal amount of the notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the applicable make-whole amounts determined for the prepayment date with respect to such principal amount.

US Dollar Notes due 2019, 2021 and 2026 ("Bemis Notes")

On June 11, 2019, the Company completed its acquisition of Bemis and assumed its Senior Unsecured Notes ("the "Bemis Notes"). The Bemis Notes were issued on July 27, 2009, October 4, 2011 and September 15, 2016 and have an aggregate principal amount of $400.0 million, $399.9 million and $300.0 million and mature on August 1, 2019, October 15, 2021 and September 15, 2026. The Company pays interest at 6.80%, 4.50% and 3.10% per annum, semi-annually in arrears, on the Bemis Notes maturing in 2019, 2021 and 2026, respectively.

Euro Bonds due 2019 and 2023

On March 16, 2011, the Company issued €550.0 million of unsecured Eurobond market borrowings with maturity April 16, 2019. The Company paid interest at 4.625% per annum, annually in arrears, commencing on April 16, 2012. In April 2019, the Company fully repaid the €550.0 million of unsecured Eurobond market borrowings. On March 22, 2013, the Company issued €300.0 million of unsecured Eurobond market borrowings with maturity March 22, 2023. The Company pays interest at 2.75% per annum, annually in arrears, commencing on March 22, 2014. A noteholder has the option to require the Company to redeem or, at the Company's option, purchase any notes held by it on the change of control put date (as defined in the agreement and conditional upon a credit rating downgrade to sub-investment grade) at the optional redemption amount together with interest accrued to (but excluding) the change of control put date.

Euro Notes due 2020

On September 1, 2010, the Company completed an offering of €150.0 million (of which €100.0 million were outstanding as of June 30, 2019 and 2018, respectively) aggregate principal amount of its Senior Unsecured Notes due 2020 (the "Notes due 2020") in a private offering. The Notes due 2020 mature on September 1, 2020. The Company pays interest on the Notes due 2020 at 5.0% per annum, semi-annually in arrears on March 1 and September 1, commencing on March 1, 2011. The Company may, at its option, redeem all, or from time to time any part of, the notes, in an amount not less than 5.0% of the aggregate principal amount of the notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the applicable make-whole amounts determined for the prepayment date with respect to such principal amount.

On June 13, 2019, pursuant to terms and conditions of the offering memorandum and consent solicitation statement, dated as of May 8, 2019 , Amcor Finance (USA), Inc. and Bemis Company, Inc. settled the exchange of various Senior and Guaranteed Senior Notes for new Guaranteed Senior Notes issued by the Issuers.

Consent was received from Note holders who tendered approximately 91.7% of Notes across five notes (US Dollar Notes due 2026 and 2028, and the Bemis Notes due 2019, 2021 and 2026). In return for the debt exchange, certain indenture terms and conditions were amended and/or removed relating to Bemis Company, Inc.

All the notes are general unsecured senior obligations of the Company and are fully and unconditionally guaranteed on a joint and several basis by certain existing subsidiaries that guarantee its other indebtedness.

The Company is required to satisfy certain financial covenants pursuant to its bank loans and notes, which are tested as of the last day of each quarterly and annual financial period, including: a) a leverage ratio, which is calculated as total net debt divided by Adjusted EBITDA and b) an interest coverage ratio, which is calculated as Adjusted EBITDA divided by net interest expense, as defined in the related debt agreements. As of June 30, 2019 and 2018, the Company was in compliance with all debt covenants.

Short-Term Debt

Short-term debt, which primarily consists of bank loans and bank overdrafts, is generally used to fund working capital requirements.

The following table summarizes the carrying value of short-term debt at June 30, 2019 and 2018, respectively.

	June 30,
(in millions)	2019	2018
Commercial paper, USD	$—	$361.6
Commercial paper, AUD	—	397.9
Bank loans	533.6	—
Secured borrowings	152.7	335.6
Bank overdrafts	102.5	78.7
Total short-term debt	$788.8	$1,173.8

The Company has classified commercial paper as long-term at June 30, 2019 in accordance with the Company’s ability and intent to refinance such obligations on a long-term basis.

As of June 30, 2019, the Company paid a weighted-average interest rate of 1.61% per annum, payable at maturity. As of June 30, 2018, the Company paid a weighted-average interest rate of 2.38% per annum, payable at maturity.

The Company enters into factoring arrangements from time to time to sell trade receivables to third-party financial institutions. Agreements that do not qualify as true sales, as defined in ASC 860, are accounted for as secured borrowings and recorded in the consolidated balance sheets within short-term debt.

Note 14 - Leases

The Company leases vehicles, and property, plant and equipment under operating leases. Certain leases contain escalation clauses, renewal options and contingent payments. Contingent rental payments primarily relate to changes in a consumer price index or production in excess of a specified capacity.

Minimum future obligations on leases in effect at June 30, 2019 for the succeeding five fiscal years and thereafter were:

(in millions)	Amortization
2020	$97.6
2021	90.4
2022	77.7
2023	67.3
2024	55.9
Thereafter	301.8
Total minimum lease obligations	$690.7

Total rent expense under operating leases was approximately $106.2 million, $109.3 million and $101.5 million for fiscal year 2019, 2018 and 2017, respectively.

Sale-Leaseback Transactions

The Company entered into two sale-leaseback transactions during fiscal year 2019 and four sale-leaseback transactions during each of the fiscal years 2018 and 2017.

The transactions for fiscal year 2019 related to the sale and leaseback of land and buildings in China and Switzerland for periods of 3 and 15 years, respectively. The transactions for fiscal year 2018 related primarily to land and buildings in the United States for periods ranging from 6 to 20 years. The transactions for fiscal year 2017 related to the sale and leaseback of land and buildings in the United States and United Kingdom for periods ranging from 7 to 20 years. Deferred gains of approximately $75 million as of June 30, 2019 will be de-recognized and reflected as a cumulative-effect adjustment to retained earnings as of July 1, 2019 as part of the adoption of new leasing guidance, refer to Note 3, "New Accounting Guidance."

Note 15 - Shareholders' Equity

The changes in ordinary and treasury shares during fiscal year 2019, 2018 and 2017 were as follows:

	Ordinary Shares		Treasury Shares
(shares and dollars in millions)	Number of Shares	Amount	Number of Shares	Amount
Balance as of June 30, 2016	1,158.1	$—	2.4	$(21.5)
Options exercised and shares vested	—	—	(8.6)	97.2
Settlement of forward contracts to purchase own equity to meet share base incentive plans, net of tax	—	—	3.6	(43.6)
Purchase of treasury shares	—	—	3.3	(40.2)
Balance as of June 30, 2017	1,158.1	—	0.7	(8.1)
Options exercised and shares vested	—	—	(6.0)	75.5
Settlement of forward contracts to purchase own equity to meet share base incentive plans, net of tax	—	—	3.0	(39.0)
Purchase of treasury shares	—	—	3.2	(39.1)
Balance as of June 30, 2018	1,158.1	—	0.9	(10.7)
Net shares issued	—	11.6	—	—
Options exercised and shares vested	—	—	(4.0)	41.5
Settlement of forward contracts to purchase own equity to meet share base incentive plans, net of tax	—	—	2.5	(25.1)
Purchase of treasury shares	—	—	2.0	(21.8)
Acquisition of Bemis Company, Inc.	467.8	4.7	—	—
Balance as of June 30, 2019	1,625.9	$16.3	1.4	$(16.1)

The changes in the components of accumulated other comprehensive income (loss) during the years ended June 30, 2019, 2018 and 2017 were as follows:

(in millions)	Foreign Currency Translation (Net of Tax)	Net Investment Hedge (Net of Tax)	Pension (Net of Tax)	Effective Derivatives (Net of Tax)	Total Accumulated Other Comprehensive Income (Loss)
Balance as of June 30, 2016	$(600.9)	$—	$(161.6)	$(13.1)	$(775.6)
Other comprehensive income (loss) before reclassifications	(112.4)	—	41.1	6.0	(65.3)
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	62.3	0.5	62.8
Net current period other comprehensive income (loss)	(112.4)	—	103.4	6.5	(2.5)
Balance as of June 30, 2017	(713.3)	—	(58.2)	(6.6)	(778.1)
Other comprehensive income (loss) before reclassifications	44.0	—	25.8	1.4	71.2
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	1.8	(3.4)	(1.6)
Net current period other comprehensive income (loss)	44.0	—	27.6	(2.0)	69.6
Balance as of June 30, 2018	(669.3)	—	(30.6)	(8.6)	(708.5)
Other comprehensive income (loss) before reclassifications	59.9	(11.2)	(62.0)	(5.4)	(18.7)
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	3.0	1.8	4.8
Net current period other comprehensive income (loss)	59.9	(11.2)	(59.0)	(3.6)	(13.9)
Balance as of June 30, 2019	$(609.4)	$(11.2)	$(89.6)	$(12.2)	$(722.4)

The following tables provide details of amounts reclassified from Accumulated other comprehensive income (loss):

	For the years ended June 30,
(in millions)	2019	2018	2017
Amortization of pension:
Amortization of prior service credit	$(1.7)	$(2.2)	$(2.1)
Amortization of actuarial loss	3.4	5.2	12.2
Effect of pension settlement/curtailment	2.2	(0.7)	62.5
Total before tax effect	3.9	2.3	72.6
Tax benefit on amounts reclassified into earnings	(0.9)	(0.5)	(10.3)
Total net of tax	3.0	1.8	62.3

Gains (losses) on cash flow hedges:
Commodity contracts	1.6	(3.2)	(2.2)
Forward exchange contracts	0.2	(0.2)	2.7
Total before tax effect	1.8	(3.4)	0.5
Tax benefit on amounts reclassified into earnings	—	—	—
Total net of tax	1.8	(3.4)	0.5

Total reclassifications for the period, net of tax	$4.8	$(1.6)	$62.8

Forward contracts to purchase own shares

The Company's employee share plans require the delivery of shares to employees in the future when rights vest or options are exercised. The Company currently acquires shares on the open market to deliver shares to employees to satisfy vesting or exercising commitments. This exposes the Company to market price risk.

To manage the market price risk, the Company has entered into forward contracts for the purchase of its ordinary shares.

As of June 30, 2019, the Company has entered into forward contracts that mature in June 2020 to purchase 1.0 million shares at a price of $11.00. As of June 30, 2018, the Company had entered into forward contracts that matured in May 2019 and resulted in the purchase of 2.5 million shares at a price of AUD 13.80.

The forward contracts to purchase the Company's own shares are classified as a liability. Equity is reduced by an amount equal to the fair value of the shares at inception. The carrying value of the forward contracts at each reporting period was determined based on the present value of the cost required to settle the contract.

Note 16 - Income Taxes

Amcor plc is a tax resident of the United Kingdom of Great Britain and Northern Ireland. The ultimate parent of the Company at June 30, 2018 and 2017 was Amcor Limited, which was a tax resident in Australia.

The components of income before income taxes and equity in income (loss) of affiliated companies were as follows:

	Years ended June 30,
(in millions)	2019	2018	2017
Domestic	31.7	$(206.6)	$(26.0)
Foreign	572.4	929.5	741.8
Total income before income taxes and equity in income (loss) of affiliated companies	$604.1	$722.9	$715.8

Income tax expense consisted of the following:

	Years ended June 30,
(in millions)	2019	2018	2017
Current tax
Domestic	7.2	$0.2	$0.2
Foreign	91.5	192.1	177.8
Total current tax	98.7	192.3	178.0
Deferred tax
Domestic	(3.2)	(21.3)	8.5
Foreign	76.0	(52.2)	(37.6)
Total deferred tax	72.8	(73.5)	(29.1)
Income tax expense	$171.5	$118.8	$148.9

The following is a reconciliation of income tax computed at the UK statutory tax rate of 19% for fiscal year 2019 and 30% for fiscal years 2018 and 2017, to income tax expense.

	Years ended June 30,
(in millions)	2019	2018	2017
Income tax expense at statutory rate	$114.8	$216.9	$214.7
Foreign tax rate differential	59.5	(40.8)	(69.9)
Tax-exempt income	—	5.7	2.6
Non-deductible expenses	5.6	(7.7)	(12.1)
Tax law changes	(2.3)	(52.9)	0.7
Change in valuation allowance	(5.9)	5.3	12.0
Other	(0.2)	(7.7)	0.9
Income tax expense	$171.5	$118.8	$148.9

For fiscal year 2019, the Company's effective tax rate for the year was higher than its UK statutory tax rate primarily due to pretax income being earned in jurisdictions outside of the UK where the applicable tax rates are higher than the UK statutory tax rate. Amcor operates in over forty different jurisdictions with a wide range of statutory tax rates. The tax expense from operating in non-UK jurisdictions in excess of the UK statutory tax rate is included in the line "Foreign tax rate differential" in the above tax rate reconciliation table. For fiscal year 2019, the Company's effective tax rate was 28.4% as compared to the prior year effective tax rates of 16.4% and 20.8% for fiscal years 2018 and 2017, respectively. For changes in the tax law, refer to the below section titled "The Act."

Significant components of deferred tax assets and liabilities are as follows:

	June 30,
(in millions)	2019	2018
Deferred tax assets
Trade receivables	$—	$4.5
Inventories	6.3	5.9
Accrued employee benefits	103.1	66.6
Derivatives	—	17.7
Provisions	14.1	—
Net operating loss carryforwards	275.0	246.4
Tax credit carryforwards	49.9	48.6
Accruals and other	122.7	75.9
Total deferred tax assets	571.1	465.6
Valuation allowance	(290.9)	(270.5)
Net deferred tax assets	280.2	195.1
Deferred tax liabilities
Property, plant and equipment	(329.2)	(184.3)
Other intangible assets	(638.5)	(63.4)
Trade receivables	(6.7)	—
Derivatives	(20.4)	—
Undistributed foreign earnings	(106.2)	(24.2)
Total deferred tax liabilities	(1,101.0)	(271.9)
Net deferred tax liability	(820.8)	(76.8)
Deferred tax assets	190.9	70.7
Deferred tax liabilities	(1,011.7)	(147.5)
Net deferred tax liability	$(820.8)	$(76.8)

The Company maintains a valuation allowance on net operating losses and other deferred tax assets in jurisdictions for which it does not believe it is more-likely-than-not to realize those deferred tax assets based upon all available positive and negative evidence, including historical operating performance, carryback periods, reversal of taxable temporary differences, tax planning strategies and earnings expectations. The Company's valuation allowance increased by $20.4 million, increased by $5.3 million and decreased by $12.0 million for fiscal year 2019, 2018 and 2017, respectively. The increase of the Company’s valuation allowance for the year ended June 30, 2019 is attributed mainly to the valuation allowance taken over from Bemis of $33.7 million partially offset by net release of valuation allowance of $5.9 million and foreign exchange rate revaluation of $7.4 million.

As of June 30, 2019, the Company has UK net operating losses (tax effected) and tax credits of approximately $4.3 million that do not expire. The Company has non-UK net operating losses (tax effected) and other tax attribute carryforwards of $320.6 million, the majority of which do not expire. The Company recorded valuation allowances against deferred tax assets associated with these net operating losses and tax credits. The benefits of these carryforwards are dependent upon the generation of taxable income in the jurisdictions where they arose.

Amcor considers the following factors, among others, in evaluating its plans for indefinite reinvestment of its subsidiaries' earnings: (i) the forecasts, budgets and financial requirements of the Company and its subsidiaries, both for the long term and for the short term; and (ii) the tax consequences of any decision to reinvest earnings of any subsidiary. The Company has not provided deferred taxes on approximately $628.0 million of earnings in certain foreign subsidiaries because such earnings are indefinitely reinvested in its international operations. Upon distribution of such earnings in the form of dividends or otherwise, the Company may be subject to incremental foreign tax. It is not practicable to estimate the amount of foreign tax that might be payable. A cumulative deferred tax liability of $106.2 million has been recorded attributable to undistributed earnings that the Company has deemed are no longer indefinitely reinvested. This also includes the tax liability that the Company estimates will be due upon the divestitures required by the national regulators to approve the merger with Bemis. The remaining undistributed earnings of the Company's subsidiaries are not deemed to be indefinitely reinvested and can be repatriated at no tax cost. Accordingly, there is no provision for income or withholding taxes on these earnings.

The Company accounts for its uncertain tax positions in accordance with ASC 740, "Income Taxes." At June 30, 2019 and 2018, unrecognized tax benefits totaled $102.6 million and $74.5 million, respectively, all of which would favorably impact the effective tax rate if recognized.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. During the years ended June 30, 2019, 2018 and 2017, the Company accrued $13.8 million, $2.9 million, and $4.6 million of interest and penalties related to these uncertain tax positions, respectively. The Company does not currently anticipate that the total amount of unrecognized tax benefits will result in material changes to its financial position within the next 12 months. A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years presented is as follows:

	June 30,
(in millions)	2019	2018	2017
Balance at the beginning of the year	$74.5	$65.1	$56.5
Additions based on tax positions related to the current year	12.5	6.6	1.4
Additions for tax positions of prior years	8.2	8.9	8.8
Reductions for tax positions from prior years	(3.7)	(5.3)	—
Reductions for settlements	(5.8)	—	—
Reductions due to lapse of statute of limitations	(12.8)	(0.8)	(1.6)
Additions related to acquisitions	29.7	—	—
Balance at the end of the year	$102.6	$74.5	$65.1

The Company conducts business in a number of tax jurisdictions and, as such, is required to file income tax returns in multiple jurisdictions globally. The years 2015 through 2017 remain open for examination by the United States Internal Revenue Service ("IRS"), the year 2018 remains open for examination by Her Majesty’s Revenue & Customs ("HMRC") and the years 2011-2018 are currently subject to audit or remain open for examination in various US states and non-US tax jurisdictions.

The Company believes that its income tax reserves are adequately maintained taking into consideration both the technical merits of its tax return positions and ongoing developments in its income tax audits. However, the final determination of the Company's tax return positions, if audited, is uncertain and therefore there is a possibility that final resolution of these matters could have a material impact on the Company's results of operations or cash flows.

U.S. Tax Cuts and Jobs Act ("The Act")

On December 22, 2017, The Act was signed into law. This legislation includes significant changes in U.S. tax law, including a reduction in the corporate tax rates and the creation of a territorial tax system with a one-time mandatory tax on previously deferred foreign earnings of U.S.-held foreign subsidiaries. The legislation reduced the U.S. corporate tax rate from 35% to 21% for tax years beginning after December 31, 2017. As a result of the enacted law, the Company was required to revalue deferred tax assets and liabilities existing as of December 31, 2017 from the 35% federal rate in effect through the end of 2017, to the new 21% rate.

Note 17 - Share-based Compensation

The Company's equity incentive plans include grants of share options, restricted shares/ units, performance shares, performance rights and share rights to directors, officers and employees. In certain countries and in selected cases, cash equivalent awards are provided in the event that the issuance of equity awards is not compliant with local legislation and tax laws.

Cash-Settled Awards

Cash-settled awards may be granted to directors, officers and employees of the Company in lieu of, or in addition to, participation in other programs.

Such awards are accounted for as liabilities and are remeasured to fair value at each balance sheet date.

Liabilities for cash-settled share-based compensation are as follows:

	June 30,
(in millions)	2019	2018
Total carrying amount of liabilities for cash settled arrangements	$2.7	$4.1

During fiscal years 2019, 2018 and 2017, the Company paid $2.3 million, $1.6 million and $3.9 million in cash, respectively, to settle these plans.

Equity-Settled Awards

Share Options

There were no share options granted in fiscal year 2019 as they were deferred due to the transaction with Bemis. In fiscal year 2018, share options were granted to officers and employees. The exercise price for shares options was set at the time of grant.

The requisite service period for outstanding share options in fiscal year 2019 ranges from three to four years. The awards are also subject to performance and market conditions. At vesting, share options can be exercised and converted to ordinary shares on a one-for-one basis, subject to payment of the exercise price. The maximum contractual term of the share options in fiscal year 2019 ranges from six to seven years from the grant date.

The fair value of the share options granted in fiscal year 2018 was estimated using the Black-Scholes option pricing model that uses the assumptions noted in the following table to produce a Monte Carlo simulation.

The fair value of share options granted was estimated using the following assumptions:

	June 30,
	2019	2018
Expected dividend yield (%) (1)	N/A	3.7%
Expected share price volatility (%) (2)	N/A	21.0%
Risk-free interest rate (%) (3)	N/A	2.1%
Expected life of options (in years) (4)	N/A	4.0

(1)	Determined assuming no change in dividend payout during the expected term of the option.
(2)	Determined based on the observed historical volatility for the Company's ordinary share price.
(3)	Determined based on the yields on Australian Government Bonds in effect at the time of grant with maturities approximately equal to the share options' expected term.
(4)	Determined considering the options' contractual terms, historical exercise and post-vesting termination patterns.

The Company reassesses the probability of vesting at each reporting period and adjusts compensation expense based on its probability assessment.

Changes in outstanding share options for the year were as follows:

	Share Options	Weighted- average Exercise	Weighted- average Contractual Life
	(in millions)	Price	(in years)
Share options outstanding at June 30, 2018	14.4	$10.2	5.9
Granted	—	N/A	N/A
Exercised	(2.5)	7.0	2.2
Forfeited	(1.1)	10.7	3.8
Share options outstanding at June 30, 2019	10.8	10.3	3.6
Vested and exercisable at June 30, 2019	1.5	$6.9	2.1

The aggregate intrinsic value (difference in exercise price and closing price at that date) for all share options outstanding at June 30, 2019 was $12.6 million. The aggregate intrinsic value for share options vested and exercisable at June 30, 2019 was $6.8 million. The Company received $19.3 million, $28.1 million and $23.8 million and realized a tax benefit of $5.5 million, $12.3 million and $22.8 million on the exercise of stock options during the years ended June 30, 2019, 2018 and 2017, respectively. During the years ended June 30, 2019, 2018 and 2017, the intrinsic value associated with the exercise of share options was $8.3 million, $20.6 million and $37.0 million, respectively.

The weighted average grant date fair value of share options granted and the fair value of share options vested was as follows:

	Years ended June 30,
	2019	2018	2017
Weighted average grant date fair value of share options granted	N/A	$1.1	$1.2
Fair value of share options vested (in millions)	$3.8	$5.3	$3.8

Restricted Shares

Restricted shares/ units may be granted to directors, officers and employees of the Company and vest on terms as described in the award. The restrictions prevent the participant from disposing of the restricted shares/ units during the vesting period.

The fair value of restricted shares/units is determined based on the closing price of the Company's shares on the grant date. Changes in the restricted shares/units for the year were as follows:

	Restricted Shares/Units	Weighted- average Grant Date Fair
	(in millions)	Value
Nonvested restricted shares/units at June 30, 2018	0.6	$11.5
Granted	—	N/A
Vested	—	N/A
Forfeited	(0.1)	11.7
Nonvested restricted shares/units at June 30, 2019	0.5	$11.4

The weighted average grant date fair value of restricted shares granted and the fair value of restricted shares vested was as follows:

	Years ended June 30,
	2019	2018	2017
Weighted average grant date fair value of restricted shares granted	N/A	$11.5	$11.6
Fair value of restricted shares/units vested (in millions)	$0.2	$1.8	$1.3

Performance Rights and Performance Shares

There were no performance rights or performance shares (awarded to U.S. participants in place of performance rights) granted in fiscal year 2019 as they were deferred due to the transaction with Bemis. In fiscal year 2018, performance rights or performance shares were granted to officers and employees.

The requisite service period for outstanding performance rights or performance shares in fiscal year 2019 ranges from three to four years. The awards are also subject to performance and market conditions. At vesting, performance rights can be exercised and converted to ordinary shares on a one-for-one basis. Performance shares vest automatically and convert to ordinary shares on a one-for-one basis. There is no amount payable by the participant.

The fair value of the performance rights and performance shares granted in fiscal year 2018 was estimated using the Black-Scholes option pricing model that uses the assumptions noted in the following table to produce a Monte Carlo simulation. The fair value of the performance rights and performance shares was estimated using the following assumptions:

	June 30,
	2019	2018
Expected dividend yield (%) (1)	N/A	3.7%
Expected share price volatility (%) (2)	N/A	21.0%
Risk-free interest rate (%) (3)	N/A	2.1%

(1)	Determined assuming no change in dividend payout during the expected term of the performance rights/performance shares.

(2)	Determined based on the observed historical volatility for the Company's ordinary share price.

(3)	Determined based on the yields on Australian Government Bonds in effect at the time of grant with maturities approximately equal to the performance rights/performance shares expected term.

	Performance Rights/Performance Shares	Weighted-Average Grant Date
	(in millions)	Fair Value
Nonvested performance rights/performance shares at June 30, 2018	2.8	$6.2
Granted	—	N/A
Exercised	—	N/A
Forfeited	(1.1)	5.6
Nonvested performance rights/performance shares at June 30, 2019	1.7	$6.3

The weighted average grant date fair value of performance rights and performance shares granted and the fair value of performance rights/ performance shares’ vested was as follows:

	Years ended June 30,
	2019	2018	2017
Weighted average grant date fair value of performance rights/performance shares granted	N/A	$6.3	$7.1
Fair value of performance rights/performance shares vested (in millions)	$0.1	$0.8	$3.2

Share Rights

Share rights may be granted to directors, officers and employees of the Company and vest on terms as described in the award. The restrictions prevent the participant from disposing of the share rights during the vesting period.

The fair value of share rights is determined based on the closing price of the Company's shares on the grant date, adjusted for dividend yield. Changes in the share rights for the year were as follows:

	Share Rights	Weighted- Average Grant
	(in millions)	Date Fair Value
Nonvested share rights at June 30, 2018	2.5	$10.7
Granted	0.6	9.2
Exercised	(1.4)	10.1
Forfeited	(0.2)	10.4
Nonvested share rights at June 30, 2019	1.5	$10.0

The weighted average grant date fair value of share rights granted and the fair value of shares vested was as follows:

	Years ended June 30,
	2019	2018	2017
Weighted average grant date fair value of share rights granted	$9.2	$11.0	$10.9
Fair value of share rights vested (in millions)	$13.9	$12.9	$16.0

Compensation Expense

Share-based compensation expense of $18.6 million, $21.0 million and $26.5 million was primarily recorded in general and administrative expenses for fiscal years 2019, 2018 and 2017, respectively.

Compensation expense for share-based awards recognized in the consolidated income statements, net of estimated forfeitures, was as follows:

	Years ended June 30,
(in millions)	2019	2018	2017
Share options	$2.8	$3.0	$4.8
Restricted shares	1.6	2.8	0.9
Performance shares/rights	3.0	2.9	4.3
Share rights	8.5	9.7	16.4
Cash-settled awards	2.7	2.6	—
Other	—	—	0.1
Total share-based compensation expense	$18.6	$21.0	$26.5

As of June 30, 2019, there was $16.9 million of total unrecognized compensation cost related to all unvested share options, restricted shares/units, performance shares/performance rights and share rights. That cost is expected to be recognized over a weighted average period of 1.6 years.

Note 18 - Earnings Per Share Computations

The Company applies the two-class method when computing its earnings per share ("EPS"), which requires that net income per share for each class of share be calculated assuming 100% of the Company's net income is distributed as dividends to each class of share based on their contractual rights.

Basic EPS is computed by dividing net income available to ordinary shareholders by the weighted-average number of ordinary shares outstanding after excluding the ordinary shares to be repurchased using forward contracts. Diluted EPS includes the effects of share options, restricted shares, performance rights, performance shares and share rights, if dilutive.

	Years ended June 30,
(in millions, except per share amounts)	2019	2018	2017
Numerator
Net income attributable to Amcor plc	$430.2	$575.2	$564.0
Distributed and undistributed earnings attributable to shares to be repurchased	(0.8)	(1.3)	(1.7)
Net income available to ordinary shareholders of Amcor plc—basic and diluted	$429.4	$573.9	$562.3
Net income available to ordinary shareholders of Amcor plc from discontinued operations—basic and diluted	$0.7	$—	$—
Net income available to ordinary shareholders of Amcor plc from continuing operations—basic and diluted	$428.7	$573.9	$562.3

Denominator
Weighted-average ordinary shares outstanding	1,182.6	1,157.1	1,157.2
Weighted-average ordinary shares to be repurchased by Amcor plc	(2.3)	(2.7)	(3.5)
Weighted-average ordinary shares outstanding for EPS—basic	1,180.3	1,154.4	1,153.7
Effect of dilutive shares	3.5	7.3	10.5
Weighted-average ordinary shares outstanding for EPS—diluted	1,183.8	1,161.7	1,164.2

Per ordinary share income
Income from continuing operations	$0.36	$0.50	$0.49
Income from discontinued operations	$—	$—	$—
Basic earnings per ordinary share	$0.36	$0.50	$0.49

Income from continuing operations	$0.36	$0.49	$0.48
Income from discontinued operations	$—	$—	$—
Diluted earnings per ordinary share	$0.36	$0.49	$0.48

Certain stock awards outstanding were not included in the computation of diluted earnings per share above because they would not have had a dilutive effect. The excluded stock awards represented an aggregate of 5.6 million, 10.3 million and 5.9 million shares at June 30, 2019, 2018 and 2017, respectively.

Note 19 - Contingencies and Legal Proceedings

Contingencies

The Company's operations in Brazil are involved in various governmental assessments, principally related to claims for excise and income taxes. The Company does not believe that the ultimate resolution of these matters will materially impact the Company's consolidated results of operations, financial position or cash flows. Under customary local regulations, the Company's Brazilian subsidiaries may need to post cash or other collateral if a challenge to any administrative assessment proceeds to the Brazilian court system; however, the level of cash or collateral already pledged or potentially required to be pledged would not significantly impact the liquidity of Amcor. At June 30, 2019 and 2018, the Company has recorded an accrual of $16.4 million and $15.1 million, respectively, included in other non-current liabilities in the consolidated balance sheet and has estimated a reasonably possible loss exposure in excess of the accrual of $23.7 million and $22.7 million, respectively. The litigation process is subject to many uncertainties and the outcome of individual matters cannot be accurately predicted. The Company's assessments are based on its knowledge and experience, but the ultimate outcome of any of these matters may differ from the Company's estimates.

As of June 30, 2019, Amcor provided letters of credit of $45.4 million and deposited cash of $14.0 million with the courts to continue to defend the cases.

Legal Proceedings

On April 18, 2019, prior to the closure of the Amcor and Bemis transaction, litigation funding firm, Burford Capital, notified Bemis on behalf of two shareholder funds (BCIM Strategic Value Master Fund LP and BCIM SV SMA I LLC) that the funds would not accept the fixed exchange ratio for Amcor shares and instead intended to file a case asking a Missouri state court to appraise the value of their Bemis shares and compensate them accordingly. On June 24, 2019, the Burford funds sent a formal written demand for payment of the fair value of the funds’ shares. The Burford funds can file a lawsuit in Missouri state court between now and September 9, 2019. As no lawsuit has been filed as of the date of this update, it is not possible to predict the potential exposure.

Three lawsuits brought by purported holders of Bemis stock against Bemis and Bemis directors and officers are pending in federal court in the U.S. District Court for the Southern District of New York, in which plaintiffs are seeking damages for alleged violations of the Exchange Act of 1934 and U.S. Securities and Exchange Commission rules and regulations. Plaintiffs allege a failure to disclose adequately information in the proxy statement issued in connection with the Amcor-Bemis merger. The cases are: Dixon, et al. v. Bemis Company, Inc. et al.; Nolan, et al. v. Bemis Company, Inc. et al.; and, Stein v. Bemis Company, Inc. et al., which were instituted on April 15, 2019, April 19, 2019, and April 17, 2019, respectively.

In addition, a purported holder of Bemis stock filed a putative derivative suit in the Cole County Circuit Court, Nineteenth Judicial District of Missouri, against Bemis directors and Amcor, alleging that the directors breached fiduciary duties in connection with the Amcor-Bemis merger and that Amcor aided and abetted breaches of fiduciary duty. The case is Scarantino, et al. v. Amcor Limited, et al., which was instituted on April 19, 2019.

Amcor intends to defend the claims made in the pending actions. It is too early for Amcor to provide any reliable assessment of the likely quantum of any damages that may become payable if its defense is unsuccessful in whole or in part. Although it is not possible at present to establish a reliable assessment of damages, there can be no assurance that any damages that may be awarded will not be material to the results of operations or financial condition of Amcor.

Note 20 - Segments

The Company's business is organized and presented in the two reportable segments outlined below:

Flexibles: Consists of operations that manufacture flexible and film packaging in the food and beverage, medical and pharmaceutical, fresh produce, snack food, personal care, and other industries.

Rigid Packaging: Consists of operations that manufacture rigid plastic containers for a broad range of predominantly beverage and food products, including carbonated soft drinks, water, juices, sports drinks, milk-based beverages, spirits and beer, sauces, dressings, spreads and personal care items and plastic caps for a wide variety of applications.

Other consists of the Company's equity method investments, including AMVIG, undistributed corporate expenses, intercompany eliminations and other business activities.

Operating segments are organized along the Company's product lines and geographical areas and consist of the following: Flexibles Europe, Middle East and Africa; Flexibles Americas; Flexibles Asia Pacific and Specialty Cartons, and Rigid Packaging. The four Flexibles operating segments (Flexibles Europe, Middle East and Africa; Flexibles Americas; Flexibles Asia Pacific and Specialty Cartons) have been aggregated in the Flexibles reporting segment as they exhibit similar economic characteristics as they are in the business of printing and flexible packaging of fast moving consumer products.

In the fourth quarter of fiscal year 2019, in connection with the acquisition of Bemis, the Company changed its measure of segment performance from adjusted operating income to adjusted earnings before interest and tax ("EBIT") from continuing operations. The Company's chief operating decision maker, the Global Management Team ("GMT"), evaluates performance and allocates resources based on adjusted EBIT from continuing operations. The Company defines adjusted EBIT as operating income adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance and to include equity in income (loss) of affiliated companies. The GMT consists of the Managing Director and Chief Executive Officer and his direct reports and provides strategic direction and management oversight of the day to day activities of the Company.

The accounting policies of the reportable segments are the same as those in the consolidated financial statements and are discussed in Note 2, "Significant Accounting Policies." The Company also has investments in operations in AMVIG that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment net sales.

The following table presents information about reportable segments:

	Year Ended June 30,
(in millions)	2019	2018	2017
Sales including intersegment sales
Flexibles	$6,566.7	$6,534.6	$6,226.5
Rigid Packaging	2,892.7	2,787.5	2,876.7
Other	—	—	—
Total sales including intersegment sales	9,459.4	9,322.1	9,103.2

Intersegment sales
Flexibles	1.2	3.0	2.2
Rigid Packaging	—	—	—
Other	—	—	—
Total intersegment sales	1.2	3.0	2.2

Net sales	$9,458.2	$9,319.1	$9,101.0

Adjusted EBIT from continuing operations
Flexibles	817.2	801.3	791.8
Rigid Packaging	308.2	298.3	341.0
Other	(50.0)	(43.2)	(53.6)
Adjusted EBIT from continuing operations	1,075.4	1,056.4	1,079.2
Less: Material restructuring programs (1)	(64.1)	(14.4)	(135.4)
Less: Impairments in equity method investments (2)	(14.0)	(36.5)	—
Less: Material acquisition costs and other (3)	(143.1)	—	—
Less: Amortization of acquired intangible assets from business combinations (4)	(31.1)	(19.3)	(17.7)
Add/(Less): Economic net investment hedging activities not qualifying for hedge accounting (5)	1.4	(83.9)	38.0
Less: Impact of hyperinflation (6)	(30.2)	—	—
Less: Material impact of pension settlements (7)	—	—	(55.5)
Add: Net legal settlements (8)	5.0	—	—
EBIT from continuing operations	799.3	902.3	908.6

Interest income	16.8	13.1	12.2
Interest expense	(207.9)	(210.0)	(190.9)
Equity in income (loss) of affiliated companies, net of tax	(4.1)	17.5	(14.1)
Income from continuing operations before income taxes and equity in income (loss) of affiliated companies	$604.1	$722.9	$715.8

(1)	Material restructuring programs includes the 2018 Rigid Packaging Restructuring Plan for fiscal year 2019 and the 2016 Flexibles Restructuring Plan for fiscal years 2017 and 2018. Refer to Note 6, "Restructuring Plans," for more information about the Company's restructuring plans.

(2)	Impairments in equity method investments includes the impairment charges related to other-than-temporary impairments related to the investment in AMVIG. Refer to Note 7, "Equity Method Investments" for more information about the Company's equity method investments.

(3)	Material acquisition costs and other includes $47.9 million of costs related to the 2019 Bemis Integration Plan, $15.6 million of Bemis acquisition related inventory fair value step-up, $42.5 million of long-lived asset impairments, $133.7 million of Bemis transaction-related costs, partially offset by $96.5 million of gain related to the U.S. Remedy sale net of related and other costs.

(4)	Amortization of acquired intangible assets from business combinations includes amortization expenses related to all acquired intangible assets from prior acquisitions impacting the periods presented.

(5)	Economic net investment hedging activities not qualifying for hedge accounting includes the exchange rate movements on external loans not deemed to be effective net investment hedging instruments resulting from the Company's conversion to U.S. GAAP from Australian Accounting Standards ("AAS") recognized in other non-operating income (loss), net.

(6)	Impact of hyperinflation includes the adverse impact of highly inflationary accounting for subsidiaries in Argentina where the functional currency was the Argentine Peso.

(7)	Material impact of pensions settlements includes the amount of actuarial losses recognized in the consolidated income statement related to the settlement of certain Swiss defined benefit plans in the amount of $55.5 million for the year ended June 30, 2017, not including related tax effects.

(8)	Net legal settlements includes the impact of significant legal settlements after associated costs.

The tables below present additional financial information by reportable segments:

	Years ended June 30,
(in millions)	2019	2018	2017
Flexibles	$202.1	$217.1	$219.5
Rigid Packaging	125.5	138.9	157.6
Other	4.7	9.0	2.2
Total capital expenditures for the acquisition of long-lived assets	$332.3	$365.0	$379.3

	Years ended June 30,
(in millions)	2019	2018	2017
Flexibles	$233.6	$227.4	$219.9
Rigid Packaging	112.7	122.6	129.0
Other	3.4	2.7	2.9
Total depreciation and amortization	$349.7	$352.7	$351.8

Total assets by segment is not disclosed as the GMT does not use total assets by segment to evaluate segment performance or allocate resources and capital.

Sales to PepsiCo., and its subsidiaries, accounted for approximately 11.1%, 11.0% and 11.7% of net sales under multiple separate contractual agreements for the years ended June 30, 2019, 2018 and 2017, respectively. The Company sells to this customer in both the Rigid Packaging and the Flexibles segments. The Company had no other customers that accounted for more than 10% of net sales in each of the years presented.

Sales by major product were:

		Years ended June 30,
(in millions)	Segment	2019	2018	2017
Films and other flexible products	Flexibles	$5,347.5	$5,286.6	$4,967.1
Specialty flexible folding cartons	Flexibles	1,218.0	1,245.0	1,257.2
Containers, preforms and closures	Rigid Packaging	2,892.7	2,787.5	2,876.7
Net sales		$9,458.2	$9,319.1	$9,101.0

The following table provides long-lived asset information for the major countries in which the Company operates. Long-lived assets include property, plant and equipment, net of accumulated depreciation and impairments.

	June 30,
(in millions)	2019	2018
Long-lived assets by country:
United States of America	$1,702.0	$781.8
Other countries (1)	2,273.0	1,916.7
Long-lived assets	$3,975.0	$2,698.5

(1)	Includes our country of domicile, Jersey. The Company had no long-lived assets in Jersey in any period shown. No individual country represented more than 10% of the respective totals.

The following tables disaggregate net sales information by geography in which the Company operates based on manufacturing or selling operation:

	Year ended June 30, 2019
(in millions)	Flexibles	Rigid Packaging	Total
North America	$951.2	$2,331.3	3,282.5
Latin America	541.7	561.4	1,103.1
Europe (1)	3,713.4	—	3,713.4
Asia Pacific	1,359.2	—	1,359.2
Net sales	$6,565.5	$2,892.7	$9,458.2

(1)	Includes our country of domicile, Jersey. The Company had no sales in Jersey in any period shown.

	Year ended June 30, 2018
(in millions)	Flexibles	Rigid Packaging	Total
North America	$791.2	$2,254.5	3,045.7
Latin America	529.4	533.0	1,062.4
Europe (1)	3,828.0	—	3,828.0
Asia Pacific	1,383.0	—	1,383.0
Net sales	$6,531.6	$2,787.5	$9,319.1

(1)	Includes our country of domicile, Jersey. The Company had no sales in Jersey in any period shown.

	Year ended June 30, 2017
(in millions)	Flexibles	Rigid Packaging	Total
North America	$802.4	$2,359.8	3,162.2
Latin America	516.6	516.9	1,033.5
Europe (1)	3,514.4	—	3,514.4
Asia Pacific	1,390.9	—	1,390.9
Net sales	$6,224.3	$2,876.7	$9,101.0

(1)	Includes our country of domicile, Jersey. The Company had no sales in Jersey in any period shown.

Note 21 - Deed of Cross Guarantee

The parent entity, Amcor plc, and its wholly owned subsidiaries listed below are subject to a Deed of Cross Guarantee dated June 24, 2019 (the "Deed") under which each company guarantees the debts of the others:

Amcor Limited	Amcor Holdings (Australia) Pty Ltd
Amcor Services Pty Ltd	Techni-Chem Australia Pty Ltd
Amcor Investments Pty Ltd	Amcor Flexibles Group Pty Ltd
Amcor Finance Australia Pty Ltd	Amcor Flexibles (Australia) Pty Ltd
Packsys Pty Ltd	Packsys Holdings (Aus) Pty Ltd
Amcor Flexibles (Dandenong) Pty Ltd	Amcor Flexibles (Port Melbourne) Pty Ltd
Amcor European Holdings Pty Ltd	Amcor Packaging (Asia) Pty Ltd

The entities above were the only parties to the Deed at June 30, 2019 and comprise the closed group for the purposes of the Deed (and also the extended closed group). No parties have been added, removed or the subject to a notice of disposal since June 24, 2019. Since June 30, 2019, there has been no change in ownership of any of the above entities.

By entering into the Deed, the wholly owned subsidiaries, except for Amcor Limited, have been relieved from the requirement to prepare a financial report and directors’ report under ASIC Corporations (Wholly-owned Companies) Instrument 2016/785.  Amcor Limited (former parent entity of the Amcor Group) is ineligible to rely on ASIC Corporations (Wholly-owned Companies) Instrument 2016/785 for fiscal year 2019 as a wholly-owned entity of Amcor plc because it was a disclosing entity for part of the relevant fiscal year. However, the Australian Securities and Investments Commission ("ASIC") has provided Amcor Limited with separate relief under ASIC Instrument 19-0555. Under this Instrument ASIC has ordered that Amcor Limited does not have to comply with a number of Australian reporting requirements including the requirement to prepare and file a stand-alone financial report in Australia.

The financial statements below are additional disclosure items specifically required by ASIC and represent the consolidated results of the entities subject to the Deed only.

Deed of Cross Guarantee

Statement of Income

(in millions)

For the year ended June 30,	2019
Net sales	$352.8
Cost of sales	(301.2)

Gross profit	51.6

Operating expenses	(164.4)
Other income, net	1,138.5

Operating income	1,025.7

Interest income	34.7
Interest expense	(80.0)
Other non-operating income (loss), net	6.9

Income from continuing operations before income taxes	987.3

Income tax credit	8.0

Net income	$995.3

Deed of Cross Guarantee

Summarized Statement of Comprehensive Income

(in millions)

For the year ended June 30,	2019
Net income	$995.3
Other comprehensive income (loss) (1) :
Net gains (losses) on cash flow hedges, net of tax	(1.0)
Foreign currency translation adjustments, net of tax	78.0
Net investment hedge of foreign operations, net of tax	(11.6)
Other comprehensive income (loss)	65.4
Comprehensive (income) loss attributable to non-controlling interest	—
Total comprehensive income	$1,060.7

(1)	All of the items in other comprehensive income (loss) may be reclassified subsequently to profit or loss.

Deed of Cross Guarantee

Summarized Statement of Income and Accumulated Losses

(in millions)

For the year ended June 30,	2019
Retained earnings, beginning balance	$2,189.6
Net income	995.3

Accumulated profits before distribution	3,184.9

Dividends recognized during the financial period	(665.9)

Accumulated gains at the end of the financial period	$2,519.0

Deed of Cross Guarantee

Balance Sheet

(in millions)

As of June 30,	2019
Assets
Current assets:
Cash and cash equivalents	$52.3
Trade receivables, net	801.5
Inventories	65.5
Prepaid expenses and other current assets	14.3
Total current assets	933.6
Non-current assets:
Property, plant and equipment, net	82.0
Deferred tax assets	53.0
Other intangible assets, net	9.6
Goodwill	93.1
Other non-current assets	10,417.7
Total non-current assets	10,655.4
Total assets	$11,589.0
Liabilities
Current liabilities:
Current portion of long-term debt	$—
Short-term debt	155.3
Trade payables	190.8
Accrued employee costs	19.0
Other current liabilities	66.7
Total current liabilities	431.8
Non-current liabilities:
Long-term debt, less current portion	1,587.7
Other non-current liabilities	3.3
Total liabilities	2,022.8
Shareholders' Equity
Issued	16.3
Additional paid-in capital	6,030.8
Retained earnings	2,519.0
Accumulated other comprehensive income (loss)	1,000.1
Total shareholders' equity	9,566.2
Total liabilities and shareholders' equity	$11,589.0

Note 22 - Quarterly Financial Information

	Quarter Ended
(in millions, except per share data)	September 30	December 31	March 31	June 30	Total
Fiscal Year 2019 (1)
Net sales	2,262.4	2,287.2	2,312.3	2,596.3	9,458.2
Gross profit	393.8	454.8	422.2	528.3	1,799.1
Net income attributable to Amcor plc	98.4	138.6	112.6	80.6	430.2

Basic earnings per share:
Income from continuing operations	0.09	0.11	0.10	0.06	0.36
Income from discontinued operations	—	—	—	—	—
Net income	0.09	0.11	0.10	0.06	0.36

Diluted earnings per share:
Income from continuing operations	0.08	0.12	0.10	0.06	0.36
Income from discontinued operations	—	—	—	—	—
Net income	0.08	0.12	0.10	0.06	0.36

Fiscal Year 2018 (1)
Net sales	2,251.1	2,251.1	2,364.1	2,452.8	9,319.1
Gross profit	421.3	473.6	434.5	527.4	1,856.8
Net income attributable to Amcor plc	130.5	145.6	69.1	230.0	575.2

Basic earnings per share:
Income from continuing operations	0.11	0.13	0.06	0.20	0.50
Income from discontinued operations	—	—	—	—	—
Net income	0.11	0.13	0.06	0.20	0.50

Diluted earnings per share:
Income from continuing operations	0.11	0.13	0.06	0.19	0.49
Income from discontinued operations	—	—	—	—	—
Net income	0.11	0.13	0.06	0.19	0.49

(1)	The fourth quarter of 2019 reflects the results of Amcor plc, including Bemis results since the acquisition date of June 11, 2019. The earlier quarters solely reflect the results of Amcor Limited.

Note 23 - Subsequent Events

On August 8, 2019, the Company completed the sale of the EC Remedy for total consideration of approximately $394.0 million. The sale will not result in a gain, as the three plants acquired as part of the Bemis acquisition were recorded at fair value upon acquisition which approximated the purchase price.

On August 20, 2019, the Company's Board of Directors approved a $500.0 million on-market buy-back of ordinary shares and Chess Depositary Instruments ("CDIs"). Amcor intends to repurchase its ordinary shares on the New York Stock Exchange ("NYSE") and CDIs on the Australian Securities Exchange ("ASX") in proportion to the number of shares and CDIs currently on issue.

Note 24 - Supplemental Guarantor Information

Amcor plc, along with subsidiary guarantors, fully and unconditionally guarantee certain senior notes issued on June 13, 2019 by the 100% owned subsidiaries, Amcor Finance (USA), Inc. and Bemis Company, Inc. The notes issued by Bemis Company, Inc. are guaranteed on a joint and several basis by its parent entity Amcor plc and the subsidiary guarantors Amcor Pty Ltd (formerly known as Amcor Limited), Amcor Finance (USA), Inc and Amcor UK Finance plc. The notes issued by Amcor Finance (USA), Inc. are guaranteed on a joint and several basis by its parent entity Amcor plc and the subsidiary guarantors Amcor Pty Ltd, Bemis Company, Inc. and Amcor UK Finance plc. The guarantees will be unsecured and unsubordinated obligations of the guarantors and will rank equally with all existing and future unsecured and unsubordinated debt of each guarantor. None of our other subsidiaries guarantee such notes.

Set forth below are the condensed consolidating financial information presenting the results of operations, financial position, and cash flows of Amcor plc (as parent guarantor), Bemis Company, Inc. and Amcor Finance (USA), Inc. (as subsidiary issuers of the notes and guarantors of each other’s notes), the remaining subsidiary guarantors, and the non-guarantor subsidiaries on a combined basis and eliminations necessary to arrive at the total reported information on a consolidated basis.

This condensed consolidating financial information has been prepared and presented pursuant to the SEC Regulation S-X Rule 3-10, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or being Registered.” This information is not intended to present the financial position, results of operations, and cash flows of the individual companies or groups of companies in accordance with U.S. GAAP. Eliminations represent adjustments to eliminate investments in subsidiaries and intercompany balances and transactions between or among the parent guarantor, subsidiary issuer, subsidiary guarantors, and the non-guarantor subsidiaries.

Note certain columns and rows in the following tables may not add due to the use of rounded numbers.

Condensed Consolidated Statement of Comprehensive Income

For the Twelve Months Ended June 30, 2019

($ in millions)	Parent Guarantor	Amcor Finance (U.S.A) Inc.	Bemis Company, Inc.*	Subsidiary Guarantors	Non- guarantor Subsidiaries	Eliminations	Total Company
Net sales	-	-	52.3	-	9,405.8	0.2	9,458.2
Cost of sales	-	-	(44.8)	-	(7,614.1)	(0.2)	(7,659.1)
Gross profit	-	-	7.5	-	1,791.5	-	1,799.1
Selling, general and administrative expenses	(4.0)	(6.6)	(81.0)	(74.6)	(832.8)	-	(999.0)
Research and development expenses	-	-	(1.5)	-	(62.5)	-	(64.0)
Restructuring and related expenses	-	-	-	(1.0)	(129.8)	-	(130.8)
Other income, net	-	(1.0)	(0.8)	(3.8)	191.9	-	186.4
Operating income	(4.0)	(7.5)	(75.7)	(79.5)	958.4	-	791.7
Interest income		198.5	0.4	134.0	178.0	(494.0)	16.8
Interest expense		(170.5)	(3.9)	(168.4)	(359.2)	494.0	(207.9)
Other non-operating income (loss), net		-	0.2	(101.6)	105.0		3.5

Income from continuing operations before income taxes and equity in income (loss) of affiliated companies	(4.0)	20.5	(79.0)	(215.5)	882.0	-	604.1
Income tax expense	-	(9.9)	11.1	57.3	(230.1)	-	(171.5)
Equity in income (loss) from affiliated companies	434.2	-	80.3	892.5	60.0	(1,463.0)	4.1
Income from continuing operations	430.2	10.7	12.4	734.3	712.0	(1,463.0)	436.7
Income/(loss) from discontinued operations, net of tax	-	-	-	-	0.7	-	0.7
Net income	430.2	10.7	12.4	734.3	712.7	(1,463.0)	437.4
Non-controlling interests	-	-	-	-	(7.2)	-	(7.2)

Net income attributable to Amcor plc	430.2	10.7	12.4	734.3	705.5	(1,463.0)	430.2

Other comprehensive income attributable to Amcor plc	(13.9)	1.0	17.6	(39.8)	(15.8)	37.1	(13.9)

Total comprehensive income attributable to Amcor plc	416.3	11.6	30.0	694.5	689.6	(1,425.8)	416.3

* For the period June 11, 2019 to June 30, 2019

Condensed Consolidated Statement of Comprehensive Income

For the Twelve Months Ended June 30, 2018

($ in millions)	Parent Guarantor	Amcor Finance (U.S.A) Inc.	Subsidiary Guarantors	Non- guarantor Subsidiaries	Eliminations	Total Company
Net sales	-	-	-	9,319.1	-	9,319.1
Cost of sales	-	-	-	(7,462.3)	-	(7,462.3)
Gross profit	-	-	-	1,856.8	-	1,856.8
Selling, general and administrative expenses	(246.5)	-	0.1	(786.7)	240.0	(793.2)
Research and development expenses	(0.1)	-	-	(72.6)	-	(72.7)
Restructuring and related expenses	(0.6)	-	-	(39.6)	-	(40.2)
Other income, net	5.6	(2.5)	(2.1)	42.3	-	43.2
Operating income	(241.7)	(2.6)	(2.1)	1,000.2	240.0	993.9
Interest income	77.7	161.6	92.3	163.2	(481.6)	13.1
Interest expense	(154.9)	(144.6)	(39.5)	(352.6)	481.6	(210.0)
Other non-operating income (loss), net	(301.9)	-	-	227.8	-	(74.1)

Income from continuing operations before income taxes and equity in income (loss) of affiliated companies	(620.8)	14.4	50.7	1,038.6	240.0	722.9
Income tax expense	94.3	(12.7)	(0.4)	(200.0)	-	(118.8)
Equity in income (loss) from affiliated companies	1,101.8	-	(16.6)	18.0	(1,120.6)	(17.5)
Income from continuing operations	575.2	1.7	33.7	856.5	(880.6)	586.6
Income/(loss) from discontinued operations, net of tax	-	-	-	-	-	-
Net income	575.2	1.7	33.7	856.5	(880.6)	586.6
Non-controlling interests	-	-	-	(11.4)	-	(11.4)

Net income attributable to Amcor plc	575.2	1.7	33.7	845.1	(880.6)	575.2

Other comprehensive income attributable to Amcor plc	69.6	0.6	6.8	(130.7)	123.3	69.6

Total comprehensive income attributable to Amcor plc	644.8	2.3	40.5	714.4	(757.3)	644.8

Condensed Consolidated Statement of Comprehensive Income

For the Twelve Months Ended June 30, 2017

($ in millions)	Parent Guarantor	Amcor Finance (U.S.A) Inc.	Subsidiary Guarantors	Non- guarantor Subsidiaries	Eliminations	Total Company
Net sales	-	-	-	9,101.0	-	9,101.0
Cost of sales	-	-	-	(7,189.2)	-	(7,189.2)
Gross profit	-	-	-	1,911.8	-	1,911.8
Selling, general and administrative expenses	4.8	-	(0.2)	(854.7)	-	(850.2)
Research and development expenses	26.2	-	-	(95.3)	-	(69.1)
Restructuring and related expenses	1.4	-	-	(144.7)	-	(143.2)
Other income, net	291.2	(0.4)	(2.4)	69.1	(290.8)	66.8
Operating income	323.6	(0.4)	(2.6)	886.2	(290.8)	916.1
Interest income	108.7	137.0	81.0	141.8	(456.4)	12.2
Interest expense	(143.6)	(129.4)	(35.3)	(339.0)	456.4	(190.9)
Other non-operating income (loss), net	78.6	-	-	(100.3)	-	(21.6)
Income from continuing operations before income taxes and equity in income (loss) of affiliated companies	367.4	7.2	43.0	588.9	(290.8)	715.8
Income tax expense	(23.1)	(1.8)	3.2	(127.2)	-	(148.9)
Equity in income (loss) from affiliated companies	219.6	-	(149.1)	(83.4)	27.0	14.1
Income from continuing operations	564.0	5.4	(102.9)	378.4	(263.8)	581.0
Income/(loss) from discontinued operations, net of tax	-	-	-	-	-	-
Net income	564.0	5.4	(102.9)	378.4	(263.8)	581.0
Non-controlling interests	-	-	-	(17.0)	-	(17.0)

Net income attributable to Amcor plc	564.0	5.4	(102.9)	361.3	(263.8)	564.0

Other comprehensive income attributable to Amcor plc	(2.5)	1.0	61.2	83.6	(145.7)	(2.5)

Total comprehensive income attributable to Amcor plc	561.5	6.3	(41.7)	444.9	(409.5)	561.5

Condensed Consolidated Balance Sheet

As of June 30, 2019

($ in millions)	Parent Guarantor	Amcor Finance (U.S.A) Inc.	Bemis Company, Inc.	Subsidiary Guarantors	Non- guarantor Subsidiaries	Eliminations	Total Company
Assets
Current assets:
Cash & cash equivalents	-	402.2	2.5	82.8	1,502.1	(1,388.1)	601.6
Trade receivables, net	0.3	0.5	115.3	4.3	1,753.4	(9.5)	1,864.3
Inventories	-	-	147.9	-	1,805.9	-	1,953.8
Prepaid expenses and other current assets	-	89.4	54.2	47.8	369.4	(186.4)	374.3
Assets held for sale	-	-	-		416.1	-	416.1
Total current assets	0.3	492.1	319.9	135.0	5,846.9	(1,584.1)	5,210.1
Non-current assets:
Investments in affiliated companies	-	-	-	-	98.9	-	98.9
Investments in subsidiaries	5,636.1	-	6,646.3	3,050.5	550.5	(15,883.4)	-
Property, plant & equipment, net	-	-	304.3	-	3,670.7	-	3,975.0
Deferred tax assets	-	0.1	-	58.9	131.9	-	190.9
Other intangible assets, net	-	-	72.8	-	2,234.0	-	2,306.8
Goodwill	-	-	521.0	-	4,634.9	-	5,156.0
Employee benefit assets	-	-	-	-	40.2	-	40.2
Other non-current assets	-	3,700.5	310.2	7,709.4	6,635.8	(18,168.7)	187.1
Total non-current assets	5,636.1	3,700.6	7,854.5	10,818.8	17,997.0	(34,052.1)	11,954.9
Total assets	5,636.4	4,192.7	8,174.4	10,953.8	23,843.9	(35,636.2)	17,165.0
Liabilities
Current liabilities:
Current portion of long-term debt	-	-	-	-	5.7	(0.4)	5.4
Short-term debt	13.8	-	1.0	1,664.9	497.4	(1,388.1)	788.8
Trade payables	-	-	100.2	4.3	2,208.0	(9.2)	2,303.4
Accrued employee costs	-	-	51.6	2.1	324.8	-	378.4
Other current liabilities	13.7	41.4	82.3	71.6	1,021.9	(186.1)	1,044.9
Liabilities held for sale	-	-	-	-	20.9	-	20.9
Total current liabilities	27.5	41.4	235.1	1,742.8	4,078.7	(1,583.7)	4,541.8
Non-current liabilities:
Long-term debt, less current portion	-	4,104.5	2,513.7	8,309.3	8,550.7	(18,169.1)	5,309.0
Deferred tax liabilities	-	-	107.1	(0.1)	904.8	-	1,011.7
Employee benefit obligations	-	-	6.9	-	379.8	-	386.8
Other non-current liabilities	-	0.5	76.9	-	163.5	-	241.0
Total non-current liabilities	-	4,105.0	2,704.6	8,309.2	9,998.8	(18,169.1)	6,948.5
Total liabilities	27.5	4,146.4	2,939.7	10,052.0	14,077.5	(19,752.8)	11,490.3
Shareholders' Equity

Total Amcor plc shareholders' equity	5,609.0	46.3	5,234.7	901.7	9,700.7	(15,883.4)	5,609.0
Non-controlling interests	-	-	-	-	65.7	-	65.7
Total shareholders' equity	5,609.0	46.3	5,234.7	901.7	9,766.4	(15,883.4)	5,674.7
Total liabilities and shareholders' equity	5,636.4	4,192.7	8,174.4	10,953.8	23,843.9	(35,636.2)	17,165.0

Condensed Consolidated Balance Sheet

As of June 30, 2018

($ in millions)	Parent Guarantor	Amcor Finance (U.S.A) Inc.	Subsidiary Guarantors	Non- guarantor Subsidiaries	Eliminations	Total Company
Assets
Current assets:
Cash and cash equivalents	2.8	144.4	273.4	1,252.7	(1,052.6)	620.8
Trade receivables, net	0.1	0.3	-	1,378.0	0.5	1,379.0
Inventories	-	-	-	1,358.8	-	1,358.8
Prepaid expenses and other current assets	3.5	60.2	73.6	316.8	(192.3)	261.7
Total current assets	6.4	204.9	347.0	4,306.4	(1,244.4)	3,620.3
Non-current assets:
Investments in affiliated companies	-	-	-	116.3	-	116.3
Investments in subsidiaries	3,999.6	-	27.0	578.1	(4,604.7)	-
Property, plant & equipment, net	-	-	-	2,698.5	-	2,698.5
Deferred tax assets	59.8	0.1	-	10.8	-	70.7
Other intangible assets, net	0.1	-	-	324.6	-	324.8
Goodwill	-	-	-	2,056.6	-	2,056.6
Employee benefit assets	-	-	-	52.5	-	52.5
Other non-current assets	4,286.1	3,301.0	3,817.7	6,965.3	(18,252.3)	117.8
Total non-current assets	8,345.6	3,301.1	3,844.8	12,802.7	(22,857.0)	5,437.2
Total assets	8,352.1	3,506.0	4,191.7	17,109.1	(24,101.4)	9,057.5
Liabilities
Current liabilities:
Current portion of long-term debt	633.2	299.3	-	51.5	-	984.1
Short-term debt	808.3	57.8	696.7	663.6	(1,052.6)	1,173.8
Trade payables	2.3	-	-	1,858.3	0.4	1,861.0
Accrued employee costs	1.7	-	-	267.6	-	269.3
Other current liabilities	51.5	30.1	52.1	825.6	(192.3)	767.0
Total current liabilities	1,497.0	387.2	748.9	3,666.6	(1,244.4)	5,055.2
Non-current liabilities:
Long-term debt, less current portion	6,200.0	3,079.3	2,902.9	8,760.4	(18,252.2)	2,690.4
Deferred tax liabilities	28.4	-	-	119.1	-	147.5
Employee benefit obligations	-	-	-	286.3	-	286.3
Other non-current liabilities	0.1	1.3	-	181.3	-	182.7
Total non-current liabilities	6,228.5	3,080.6	2,902.9	9,347.1	(18,252.2)	3,306.8
Total liabilities	7,725.5	3,467.8	3,651.8	13,013.7	(19,496.7)	8,362.1
Shareholders' Equity
Total Amcor plc shareholders' equity	626.6	38.1	540.0	4,026.6	(4,604.7)	626.6
Non-controlling interests	-	-	-	68.8	-	68.8
Total shareholders' equity	626.6	38.1	540.0	4,095.4	(4,604.7)	695.4
Total liabilities and shareholders' equity	8,352.1	3,506.0	4,191.7	17,109.1	(24,101.4)	9,057.5

Condensed Consolidated Statement of Cash Flows

For the Twelve Months Ended June 30, 2019

($ in millions)	Parent Guarantor	Amcor Finance (U.S.A) Inc.	Bemis Company, Inc.*	Subsidiary Guarantors	Non- guarantor Subsidiaries	Eliminations	Total Company
Net cash provided by (used in) operating activities	(1.6)	(2.5)	(61.7)	1,361.4	1,019.8	(1,539.3)	776.1

(Issuance)/repayment of loan to/from affiliates	-	(397.8)	(2.0)	(62.9)	(41.4)	503.7	(0.5)
Business acquisitions, net of cash acquired	(13.7)	-	-	(91.0)	41.9	104.6	41.9
Purchase of property, plant and equipment and other intangible assets	-	-	0.1	-	(332.2)	-	(332.2)
Proceeds from sale of affiliated companies and subsidiaries	-	-	-	-	216.3	-	216.3
Proceeds from sale of property, plant and equipment and other intangible assets	-	-	(0.0)	-	84.7	-	84.7
Net cash provided by (used in) investing activities	(13.7)	(397.8)	(1.9)	(153.9)	(30.7)	608.3	10.2

Proceeds from issuance of shares	-	-	(1.7)	18.5	107.2	(104.6)	19.3
Settlement of forward contracts	-	-	-	(28.0)	(0.2)	-	(28.2)
Purchase of treasury shares	(9.5)	-	-	-	(10.7)	-	(20.2)
Net contribution of non-controlling interest	-	-	-	-	3.6	-	3.6
Proceeds from issuance of long-term debt	11.0	1,036.3	94.2	6,116.3	1,533.2	(1,372.3)	7,418.7
Repayment of long-term debt	-	(301.2)	-	(7,739.1)	(684.1)	868.6	(7,855.7)
Net borrowing/(repayment) of short-term debt	13.8	(73.4)	-	978.2	(539.3)	-	379.2
Repayment of lease liabilities	-	-	-	-	(1.9)	-	(1.9)
Dividends paid	-	(3.5)	-	(711.4)	(1,504.1)	1,539.3	(679.7)
Other	-	-	(28.5)	(38.9)	67.4	-
Net cash provided by (used in) financing activities	15.3	658.2	64.0	(1,404.4)	(1,028.9)	931.0	(764.9)

Effect of exchange rates on cash and cash equivalents	-	-	-	3.5	(2.5)	-	1.0

Cash and cash equivalents classified as held for sale assets					(41.6)		(41.6)

Net increase (decrease) in cash and cash equivalents	-	257.9	0.3	(193.4)	(83.9)	-	(19.2)

* For the period June 11, 2019 to June 30, 2019

Condensed Consolidated Statement of Cash Flows

For the Twelve Months Ended June 30, 2018

($ in millions)	Parent Guarantor	Amcor Finance (U.S.A) Inc.	Subsidiary Guarantors	Non- guarantor Subsidiaries	Eliminations	Total Company
Net cash provided by (used in) operating activities	571.8	7.9	46.9	1,066.1	(821.2)	871.4

(Issuance)/repayment of loans to/from affiliates	135.1	100.9	(527.1)	(301.5)	591.8	(0.7)
Investments in affiliates	-	-	-	(38.8)	25.6	(13.2)
Purchase of property, plant and equipment and other intangible assets	-	-	-	(365.0)	-	(365.0)
Proceeds from sale of affiliated companies and subsidiaries	25.6	-	-	-	(25.6)	-
Proceeds from sale of property, plant and equipment and other intangible assets	39.5	-	-	97.5	-	137.0
Net cash provided by (used in) investing activities	200.2	100.9	(527.1)	(607.8)	591.8	(241.9)

Proceeds from issuance of shares	27.8	-	-	0.3	-	28.1
Settlement of forward contracts	(38.4)	-	-	(0.6)	-	(39.0)
Purchase of treasury shares	-	-	-	(35.7)	-	(35.7)
Net contribution of non-controlling interest	-	-	-	(0.1)	-	(0.1)
Proceeds from issuance long-term debt	4,515.6	496.6	304.5	37.5	(815.3)	4,538.9
Repayment of long-term debt	(4,288.4)	(412.7)	-	(182.3)	223.5	(4,660.0)
Net borrowing/(repayment) of short-term debt	(463.1)	(88.1)	529.6	177.0	-	155.4
Repayment of lease liabilities	-	-	-	(3.5)	-	(3.5)
Dividends paid	(515.6)	-	(71.2)	(761.2)	821.2	(526.8)
Other	12.5	-	(0.4)	(12.1)	-	-
Net cash provided by (used in) financing activities	(749.7)	(4.1)	762.5	(780.7)	229.4	(542.7)

Effect of exchange rates on cash and cash equivalents	(0.3)	-	(8.8)	(18.3)	-	(27.5)

Net increase (decrease) in cash and cash equivalents	22.0	104.7	273.4	(340.8)	-	59.3

Condensed Consolidated Statement of Cash Flows

For the Twelve Months Ended June 30, 2017

($ in millions)	Parent Guarantor	Amcor Finance (U.S.A) Inc.	Subsidiary Guarantors	Non- guarantor Subsidiaries	Eliminations	Total Company
Net cash provided by (used in) operating activities	1,544.6	2.4	94.4	853.2	(1,585.8)	908.9
					-
(Issuance)/repayment of loans to/from affiliates	1,096.2	35.1	(634.1)	(912.0)	414.7	-
Business acquisitions, net of cash acquired	(2,694.8)	-	-	(335.6)	2,694.8	(335.6)
Purchase of property, plant and equipment and other intangible assets	-	-	-	(379.3)	-	(379.3)
Proceeds from sale of affiliated companies and subsidiaries	285.5	-	-	(285.5)	-	-
Proceeds from sale of property, plant and equipment and other intangible assets	21.1	-	-	61.8	-	82.9
Net cash provided by (used in) investing activities	(1,291.9)	35.1	(634.1)	(1,850.6)	3,109.5	(632.0)
					-
Proceeds from issuance of shares	23.5	-	-	2,695.1	(2,694.8)	23.8
Settlement of forward contracts	(43.5)	-	-	(0.1)	-	(43.6)
Purchase of treasury shares	-	-	-	(40.2)	-	(40.2)
Net contribution of non-controlling interest	-	-	-	(0.6)	-	(0.6)
Proceeds from issuance of long-term debt	3,537.1	483.3	570.7	163.1	(794.7)	3,959.5
Repayment of long-term debt	(2,884.5)	(325.8)	-	(914.7)	379.9	(3,745.1)
Net borrowing/(repayment) of short-term debt	(419.4)	(209.2)	56.0	686.6	-	114.0
Repayment of lease liabilities	-	-	-	(1.7)	-	(1.7)
Dividends paid	(480.8)	-	(85.2)	(1,509.0)	1,585.8	(489.1)
Other	7.2	-	(2.0)	(5.2)	-	-
Net cash provided by (used in) financing activities	(260.4)	(51.6)	539.6	1,073.3	(1,523.7)	(223.0)

Effect of exchange rates on cash and cash equivalents	(0.5)	-	-	(7.6)	-	(8.1)

Net increase (decrease) in cash and cash equivalents	(8.2)	(14.1)	-	68.1	-	45.8

PART IV

Item 15. - Exhibits and Financial Statement Schedules

(a) Financial Statements, Financial Statement Schedule, and Exhibits

(2) Financial Statement Schedule

Schedule II - Valuation and Qualifying Accounts and Reserves

All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Schedule II - Valuation and Qualifying Accounts and Reserves
(in millions)

Reserves for Doubtful Accounts, Sales Returns, Discounts and Allowances:

	Balance at	Additions		Foreign
	Beginning of the	Charged to Profit		Currency Impact	Balance at End
Year ended June 30,	Year	and Loss	Write-offs	and Other (1)	of the Year
2019	$17.0	$3.2	$—	$14.2	34.4
2018	20.9	0.3	(3.0)	(1.2)	17.0
2017	15.5	2.0	(2.4)	5.8	20.9

(1) Foreign Currency Impact and Other includes reserve accruals related to acquisitions.